As filed with the Securities and Exchange Commission on January 4, 2005
                                                     Registration No. 333-120431

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                   Form SB - 2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          CHINA DIGITAL WIRELESS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Nevada                                           90-0093373
(State or other jurisdiction                      (IRS Employer incorporation or
      of organization)                                  identification No.)
                                      7374
                          (Primary Standard Industrial
                           Classification Code Number)

                               429 Guangdong Road
                                 Shanghai 200001
                           People's Republic of China
                              Ph: (86-21) 6336-8686
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     The Corporation Trust Company of Nevada
                            6100 Neil Road, Suite 500
                               Reno, Nevada 89511
                               Ph: (775) 688-3061
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                              Jackson Walker L.L.P.
                         Attention: George Diamond, Esq.
                           901 Main Street, Suite 6000
                               Dallas, Texas 75202
                               Ph: (214) 953-6000
                               Fax: (214) 661-6618

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                   Subject to completion dated January 4, 2005



                                2,737,381 Shares

                          CHINA DIGITAL WIRELESS, INC.

                                  Common Stock

                           ---------------------------

         This is an offering of 2,737,381 shares of common stock by the selling stockholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

         The selling stockholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

         Our common stock is currently quoted on the NASD's Over-the-Counter Bulletin Board under the symbol "CHDW." On January 3, 2005, the last reported sales price on our common stock was $3.76 per share.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is ___________, 2005.

                           ---------------------------


                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this document or any other document to which we refer you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in a jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................3
CHINA DIGITAL WIRELESS, INC....................................................3
THE OFFERING...................................................................5
RISK FACTORS...................................................................6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................19
MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY.....20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION.....................21
BUSINESS......................................................................35
DIRECTORS AND EXECUTIVE OFFICERS..............................................48
PRINCIPAL STOCKHOLDERS........................................................51
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................52
DESCRIPTION OF OUR CAPITAL STOCK..............................................53
SELLING STOCKHOLDERS..........................................................54
SHARES ELIGIBLE FOR FUTURE SALE...............................................55
PLAN OF DISTRIBUTION..........................................................55
INDEPENDENT PUBLIC ACCOUNTANTS................................................56
LEGAL MATTERS.................................................................56
EXPERTS.......................................................................56
INTERESTS OF NAMED EXPERTS AND COUNSEL........................................56
WHERE YOU CAN FIND MORE INFORMATION...........................................56
FINANCIAL STATEMENTS
PART II.....................................................................II-1
INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1
RECENT SALES OF UNREGISTERED SECURITIES.....................................II-1
EXHIBITS....................................................................II-2
UNDERTAKINGS................................................................II-3
SIGNATURES..................................................................II-5

                               PROSPECTUS SUMMARY

         This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to "we," "us," "our," or the "company" are to the combined business of China Digital Wireless, Inc. and its wholly-owned direct subsidiary, Sifang Holdings Company Limited, or Sifang Holdings, and its wholly-owned subsidiary, Shanghai TCH Data Technology Co., LTD, or TCH, and in each case do not include the selling stockholders.

                          CHINA DIGITAL WIRELESS, INC.

Our Business

         Value-added Information Services. We render value-added information services in China by purchasing content from third-party providers and reformatting that content. Our value-added information services enable wireless receiver (mobile phone and pager) users in China to access financial information and various entertainment-related services. We contract with our affiliated wireless service providers to transmit the reformatted content to customers of China's various network operators.

         The primary focus of our value-added information services is on providing wireless receiver users in China with access to financial information. We derive the vast majority of our value-added information services revenue from our financial information business. Our financial information software, Sifang Gutong, allows our customers to access stock and currency exchange information and execute stock trades.

         Leveraging our experience and understanding of the wireless value-added services market in China, we purchase and reformat content, applications and technologies that we believe are popular in the Chinese wireless market. To further enhance and differentiate our services, we have entered into, and will continue to actively pursue, collaborative relationships with third parties to customize, market and provide access to their content through various wireless technologies to Chinese consumers. In addition, all of our services are promoted by our sales force and supported by our customer service team, each of which is strategically based in Shanghai.

         We began providing our entertainment-related services, including icons, screen savers, multiplayer games, Western horoscopes, jokes, and sports and entertainment news during the latter part of 2003. These services are ancillary to our financial information services and they represent only a small percentage of our value-added information services revenue at the present time.

         We conduct our business in China solely through our wholly-owned subsidiary, Sifang Holdings, and its wholly-owned subsidiary, TCH. In order to meet ownership requirements under Chinese law that restrict us, as a foreign company, from operating in certain industries such as value-added telecommunication and Internet services, we have entered into information service and cooperation agreements with two of our affiliates that are incorporated in the People's Republic of China: Shanghai Sifang Information Technology Co., Ltd., or Sifang Information, and Shanghai Tianci Industrial Group Co., Ltd., or Tianci.

         The original stockholder structure of Sifang Holdings was identical to the current stockholder structure of Sifang Information, and each of Sifang Information and Tianci are owned approximately 69% through direct and indirect ownership by Tai Caihua, our president and the chairman of our board of directors. We hold no ownership interest in Sifang Information or Tianci. Sifang Information and Tianci contract with China Mobile Communications Corporation, or China Mobile, and China United Telecommunications Corporation, or China Unicom, respectively, to provide wireless value-added information services to wireless receiver customers in China via China Mobile and China Unicom. Sifang Information transmits those services to customers of China Mobile and China Unicom on behalf of itself and Tianci pursuant to a signed agreement between Sifang Information, Tianci and TCH, respectively.

         Distribution. We primarily distribute nine different SAMSUNG Electronics Co., Ltd., or Samsung, mobile phone models in the region surrounding Shanghai, China. Six of the Samsung models we distribute are compatible with the CDMA network and three are compatible with the GSM network. We plan to pre-install the end-user portion of our Sifang Gutong software in all of the Samsung mobile phones we distribute, and market our stock information, stock trading, and currency exchange services by placing brochures touting those services in the packaging of those Samsung mobile phones before we distribute the phones to retailers. We believe this process will increase name recognition of our financial information, stock trading, and currency exchange services with wireless receiver users.

         There are three main first-tier wholesalers of Samsung phones in China:
Shanghai Taili Communication Equipment Co., Ltd., Shenzhen Tianyin Communication Development Co., Ltd., and Guangzhou Yingtai Data Power Technology Co., Ltd. These first-tier wholesalers contract, through local branches, with sub-wholesalers to distribute each Samsung model in a defined area. We have contracts with Shanghai branch offices of the three main first-tier wholesalers on whom we rely, making us a sub-wholesaler distributor of nine Samsung mobile phone models in the Shanghai region. We sell approximately 52% of our mobile phones to three retailers.

Our Corporate Information

         We originally began operations as a Colorado corporation known as Boulder Brewing Company, or Boulder Brewing. We were incorporated in Colorado on May 8, 1980 and operated as a microbrewery of various beers. Boulder Brewing was unable to become profitable within any segment of its core business, became illiquid, and was forced to divest itself of all of its assets. Boulder Brewing became dormant without any operations or assets in the second quarter of 1990.

         In September 2001, Boulder Brewing changed its state of incorporation from Colorado to Nevada and changed its name to Boulder Acquisitions, Inc., or Boulder Acquisitions. The articles of incorporation and bylaws of the Nevada corporation became the articles of incorporation and bylaws of the surviving corporation. From the date of reincorporation until June 23, 2004 Boulder Acquisitions had no material operations or assets.

         On June 23, 2004, we completed a stock exchange transaction with the stockholders of Sifang Holdings. The exchange was consummated under Nevada and Cayman Islands law pursuant to the terms of a Securities Exchange Agreement dated effective as of June 23, 2004 by and among Boulder Acquisitions, Sifang Holdings and the stockholders of Sifang Holdings. Pursuant to the Securities Exchange Agreement, we issued 13,782,636 shares of our common stock, par value $0.001 per share, to the stockholders of Sifang Holdings, representing approximately 89.7% of our post-exchange issued and outstanding common stock, in exchange for 100% of the outstanding capital stock of Sifang Holdings. We presently carry on the business of Sifang Holdings' wholly-owned subsidiary, Shanghai TCH Data Technology Co., Ltd., a Chinese corporation, or TCH.

         Effective   August  6,  2004,   we  changed   our  name  from   Boulder
Acquisitions, Inc. to China Digital Wireless, Inc. The name change was undertaken in order to provide us with a name that is more indicative of the business operations we conduct.

         Our corporate headquarters is located at 429 Guangdong Road, Shanghai, 200001, Peoples Republic of China. Our telephone number is (86-21) 6336-8686.

                                  THE OFFERING

Common stock outstanding prior to this offering.... 17,018,692 shares

Common stock offered by us......................... 0 shares

Common stock offered by the selling stockholders... 2,737,381 shares

Total shares of common stock offered............... 2,737,381 shares

Common stock to be outstanding after the offering.. 17,018,692 shares

Risk factors....................................... See "Risk Factors" and other information included in this
                                                    prospectus  for a discussion
                                                    of   factors    you   should
                                                    consider  before deciding to
                                                    invest   in  shares  of  our
                                                    common stock.

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. You should carefully consider the following risks and the other information set forth elsewhere in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock. If any of these risks occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

                          Risks Related to Our Business

Risks Related to Our Wireless Value-Added Information Services Business

We depend upon contractual arrangements with our affiliated value-added mobile phone service providers, Sifang Information and Tianci, for the success of our business. These arrangements may not be as effective in providing operational control as direct ownership of these businesses and may be difficult to enforce.

         Because we conduct our business only in China, and because we are restricted by the Chinese government from owning telecommunications or Internet operations in China, we depend on our affiliated value-added mobile phone service providers, Sifang Information and Tianci, in which we have no direct ownership interest, but with which we have entered into information service and cooperation agreements, to provide those services to mobile phone users in China through contractual agreements with the mobile operators, China Mobile and China Unicom. These arrangements may not be as effective in providing control over our value-added information services to mobile phone users in China as would be direct ownership of these businesses. For example, Sifang Information or Tianci could fail to take actions required to operate our business, such as entering into service contracts with China Mobile or China Unicom. Moreover, a portion of the fees for our services are paid by the mobile operators directly to Sifang Information and Tianci, which are then obligated to transfer all of those fees to us, in return for a small fee. If Sifang Information or Tianci fails to perform their obligations under these agreements, we may have to rely on legal remedies under Chinese law, which we cannot assure you would be effective or sufficient.

         In the opinion of our Chinese counsel, Grandall Legal Group (Shanghai), Sifang Information and Tianci each possess such licenses, permits, certificates, authorities and approvals, issued by appropriate governmental agencies or bodies in the People's Republic of China, as are necessary to conduct its business as presently conducted as well as to perform its obligations under any contracts between it and China Mobile and China Unicom, respectively. In addition, to the best knowledge of Grandall Legal Group (Shanghai), TCH is not in breach of or in default under any laws of the People's Republic of China or any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any People's Republic of China governmental agencies. There are, however, substantial uncertainties regarding the interpretation and application of current and future Chinese laws and regulations, as discussed below.

We depend on one software developer for a significant portion of our software development, as well as for important marketing relationships.

         We rely on Shanghai Chengao Industrial Co., Ltd., or Chengao, to develop a significant portion of our software, including our Sifang Gutong software. We also rely on Chengao to provide us with an important marketing relationship regarding the mobile phone version of our Sifang Gutong software. If we lose our relationship with Chengao, we could have a difficult time finding a suitable replacement in the short term.

Our corporate structure could be deemed to be in violation of current or future Chinese laws and regulations which could adversely affect our ability to operate our business effectively or at all.

         In connection with China's entry into the World Trade Organization, or WTO, foreign investment in telecommunications and Internet services in China was liberalized to allow for 30.0% foreign ownership in value-added telecommunication and Internet services in 2002, 49.0% in 2003, and 50.0% thereafter. In order to meet these ownership requirements, we have entered into information service and cooperation agreements with Sifang Information and Tianci. We do not have any direct ownership interest in Sifang Information or Tianci. The original stockholder structure of Sifang Holdings was identical to the current stockholder structure of Sifang Information, and each of Sifang Information and Tianci are beneficially owned 69% by Tai Caihua, our president and the chairman of our board of directors. It is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of TCH's, Sifang Information's, or Tianci's existing or future ownership structure and businesses violate existing or future Chinese laws, regulations or policies. It is also possible that the new laws or regulations governing the telecommunication or Internet sectors in China that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, TCH's, Sifang Information's or Tianci's current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied. In any such case, we could be required to restructure our operations, which could adversely affect our ability to operate our business effectively or at all.

We depend on China Mobile and China Unicom for delivery of our value-added information services to mobile phone users in China, and the termination or alteration of Sifang Information's and Tianci's various contracts with either of them or their provincial or local affiliates could materially and adversely impact our business.

         Our affiliated value-added mobile phone service providers, Sifang Information and Tianci, contract with the two principal mobile phone operators in China, China Mobile and China Unicom, to offer our wireless value-added information services to mobile phone users through these mobile phone operators, which service nearly all of China's approximately 282.2 million mobile phone subscribers. Given their dominant market position, our affiliated value-added mobile phone service providers' negotiating leverage with these operators is limited. If our affiliated value-added mobile phone service providers' various contracts with either operator are terminated or adversely altered, it may be impossible for our affiliated value-added mobile phone service providers to find appropriate replacement operators with the requisite licenses and permits, infrastructure and customer base to offer our services, and our business would be significantly impaired.

         Our value-added information services are provided to mobile phone users in China pursuant to contracts with Sifang Information and Tianci have with China Mobile and China Unicom and their provincial or local affiliates. Each of these contracts is non-exclusive, and has a limited term (generally one year). Our affiliates usually renew these contracts or enter into new ones when the prior contracts expire, but on occasion the renewal or new contract can be delayed by periods of one month or more. The terms of these contracts vary, but the operators are generally entitled to terminate them in advance for a variety of reasons or, in some cases, for no reason in their discretion. For example, several of our affiliates' contracts with the mobile operators can generally be terminated if:

o our affiliate fails to achieve performance standards which are established by the applicable operator from time to time,
o our affiliate breaches its obligations under the contracts, which include, in many cases, the obligation not to deliver content that violates the operator's policies and applicable law,
o the operator receives high levels of customer complaints about our affiliate's services, or
o the operator sends written notice to our affiliate that it wishes to terminate the contract at the end of the applicable notice period.

         Our affiliates may also be compelled to alter their arrangements with these mobile operators in ways which adversely affect our business. China Mobile and China Unicom have unilaterally changed their policies as applied to third-party service providers in the past, and may do so again in the future. We may not be able to adequately respond to negative developments in the contractual relationships between our affiliates and China Mobile or China Unicom in the future because we do not have a contractual relationship with China Mobile or China Unicom.

Our business could be adversely affected if China Mobile or China Unicom or both begin providing their own wireless value-added services.

         Our wireless value-added information services business may be adversely affected if China Mobile or China Unicom or both decide to begin providing their own wireless value-added services to mobile phone users. In that case, we would face enhanced competition, and our services could be fully or partially denied access to their networks.

We depend in part on China Mobile and China Unicom to maintain accurate records and their willingness to pay our affiliated value-added wireless service providers.

         We depend in part on China Mobile and China Unicom to maintain accurate records of the fees paid by mobile phone users and their willingness to pay our affiliated value-added wireless service providers. Specifically, the mobile operators provide our affiliates with monthly statements that do not provide itemized information regarding which of our services are being paid for. As a result, monthly statements that our affiliates receive and provide to us from the mobile operators cannot be reconciled to our internal records. In addition, we have only limited means to independently verify the information provided to us by our affiliates in this regard because we do not have access to the mobile operators' internal records. Our business and results of operation could be adversely affected if these mobile phone companies miscalculate the revenue generated from our services and our affiliates' portion of that revenue, or refuse to pay our affiliates altogether.

Our revenues and cost of services are affected by billing and transmission failures which are often beyond our control.

         Our affiliates do not collect fees for our services owed to them by China Mobile and China Unicom in a number of circumstances, including if:

o the delivery of our service to a customer is prevented because his or her phone is turned off for an extended period of time, the customer's prepaid phone card has run out of value or the customer has ceased to be a customer of the applicable operator,
o China Mobile or China Unicom experiences technical problems with their networks which prevent the delivery of our services to the customer,
o we experience technical problems with our technology platform that prevent delivery of our services,
o our affiliates experience technical problems with their technology platforms that prevent delivery of our services, or
o the customer refuses to pay for our service due to quality or other problems.

         These situations are known in the industry as billing and transmission failures, and we do not recognize any revenue for services which are characterized as billing and transmission failures. The failure rate can vary among the operators, and by province, and also has fluctuated significantly in the past. If actual billing and transmission failures exceed our estimates, our revenues could be materially adversely affected.

Because China Mobile and China Unicom do not supply our affiliated value-added mobile phone service providers with revenue and transmission information on a service-by-service basis, we can only estimate our actual gross revenue and our cost of services by service type, and as a result, which of our services are or may be profitable, all of which make it difficult to analyze the factors affecting our financial performance.

         China Mobile's and China Unicom's monthly statements to our affiliated value-added service providers regarding the services provided through their networks currently do not contain revenue and billing and transmission failure information on a service-by-service basis. Although we maintain our own records reporting the services provided, we can only estimate our actual gross revenue and cost of services by service type in this business because we are unable to confirm which services were transmitted but resulted in billing and transmission failures. As a result, we are not able to definitively calculate and monitor service-by-service revenue, margins and other financial information, such as average revenue per user by service and total revenue per user by service, and also cannot definitively determine which of our services are or may be profitable.

China Mobile and China Unicom may impose higher service or network fees on our affiliated value-added service providers if we are unable to satisfy customer usage and other performance criteria.

         Fees for our wireless value-added information services are charged on a monthly subscription or per use basis. Based on our contractual arrangement and those of our wireless value-added service providers, we rely on China Mobile and China Unicom to bill and collect fees for our services from mobile phone users.

         China Mobile and China Unicom generally charge our affiliated value-added service providers service fees of 15% and 30% of the revenues generated by their services, respectively. To the extent that the number of messages sent by Sifang Information over China Mobile's network exceeds the number of messages their customers send to it, Sifang Information must pay per message network fees, which decrease in several provinces as the volume of customer usage of our services increases. The number of messages sent by Sifang Information will exceed those sent by end-users, for example, if a user sends Sifang Information a single message to order a game but Sifang Information in turn must send that user several messages to confirm his or her order and deliver the game itself. Tianci's service fees owed to China Unicom could also rise if Tianci fails to meet certain customer usage, revenue and other performance criteria. We cannot be certain that our affiliates will be able to continue to satisfy these criteria in the future or that the mobile operators will keep the criteria at their current levels. Any increase in China Mobile's or China Unicom's network fees and service charges could reduce our gross margins.

China Mobile and China Unicom may terminate their relationships with our affiliates if our affiliates fail to achieve minimum customer usage, revenue and other criteria.

         Our business could be adversely affected if our affiliated value-added mobile phone service providers fail to achieve minimum customer usage, revenue and other criteria imposed or revised by China Mobile and China Unicom at their discretion from time to time. China Mobile and China Unicom, through their national and local offices, have historically preferred to work only with a small group of the best performing wireless value-added service providers, based upon the uniqueness of the service offered by each provider, total number of users, usage and revenue generated in the applicable province or municipality, the rate of customer complaints, and marketing expenditures in the applicable province or municipality.

The services our affiliated value-added mobile phone service providers offer and the prices they charge are subject to approval by China Mobile and China Unicom, and if requested approvals are not granted in a timely manner, our business could be adversely affected.

         Our affiliated value-added mobile phone service providers must obtain approval from China Mobile and China Unicom with respect to each service that they propose to offer to their customers and the pricing for each such service. In addition, any changes in the pricing of our affiliates' existing services must be approved in advance by these operators. There can be no assurance that such approvals will be granted in a timely manner or at all. Moreover, under some of our affiliates' contracts with the operators, prices cannot be changed more than once every six months and prices must be within fixed parameters, depending on the service. Any failure of our affiliates to obtain, or any delay in obtaining, such approvals could place us at a competitive disadvantage in the market and adversely affect our business.

We operate in a rapidly evolving industry, which makes it difficult for investors to evaluate our business.

         We began commercially offering wireless value-added information services to mobile phone and pager users in China in January 2002, and since that time, the technologies and services used in the wireless value-added information services industry in China have developed rapidly. As a result of this rapid and continual change in the industry, the prospects of our value-added information service business should be considered in light of the risks and difficulties frequently encountered by businesses in an early stage of development. These risks include our ability to:

o        attract  and  retain  users for our  wireless  value-added  information services,
o expand the content and services that we offer and, in particular, develop and aggregate innovative new content and service offerings,
o respond effectively to rapidly evolving competitive and market dynamics and address the effects of mergers and acquisitions among our competitors,
o        build relationships with strategic partners, and
o        increase awareness of our brand and user loyalty.

         Due to these factors, there can be no certainty that we will maintain or increase our current share of the highly competitive wireless value-added information services market in which we operate.

The success of much of our wireless value-added information services is significantly dependent on our ability to obtain and reformat desirable content and technology from third parties.

         We obtain much of our content, including financial information, games, logos, music, news and other information, from third parties. Furthermore, we expect that we will develop and purchase technology in connection with our development of next generation services such as MMS, JAVA and BREW. As the market for wireless value-added information services develops, content and technology providers may attempt to increase their profits from distribution arrangements by demanding greater fees or a share of revenues, which would adversely affect our financial performance. Many of our arrangements with content and technology providers are non-exclusive, have a term of one year, and are subject to renewal. If our competitors are able to obtain such content in a similar or superior manner or to develop, purchase or license the same technologies, it could adversely affect the popularity of our services and our negotiating leverage with third-party providers.

         If we fail to establish and maintain economically attractive relationships with content and technology providers and to thereafter successfully reformat their products, we may not be able to attract and retain customers or maintain or improve our financial performance.

We depend on our Sifang Gutong software continuing to be compatible with new mobile phone models.

         There can be no assurance that our Sifang Gutong software will be compatible with new mobile phones developed by manufacturers such as Samsung. If the software is no longer compatible, we will be forced to engage Chengao or an alternative software developer to develop software that is compatible with the new mobile phones or we will have to develop the software ourselves. If we are unable to either engage a software developer or develop software in house that is compatible with new mobile phones, we will lose a significant portion of our value-added information services revenue, including all of the pre-charged subscription fee revenues we receive pursuant to our information services and cooperation agreement among us, Chengao, and Sifang Information.

We face intense competition.

         The Chinese market for wireless value-added services is intensely competitive. We believe there are more than 800 service providers (including the three groups discussed below) as of June 30, 2004. We compete directly or indirectly with three groups of wireless value-added service providers in China:

o portal service providers, which have established expertise in Internet content and have subsequently branched into mobile space. The portals serve as content aggregators offering a variety of wireless value-added services,
o dedicated service providers, whose businesses focus on offering a variety of wireless content directly to mobile phone users, and
o niche service providers, which focus primarily on a particular market segment or application that often builds on a pre-existing sector competency.

         We have faced direct or indirect competition from all three groups since our entry into this market. Moreover, there are low barriers to entry for new competitors in the wireless value-added services market. As a result, our existing or potential competitors may in the future achieve greater market acceptance and gain additional market share, which in turn could reduce our revenues.

Most of our value-added information services revenues are derived from the Shanghai municipal area and surrounding provinces, and the termination or alteration of our affiliates' contracts with the mobile operators, or a general economic downturn in those areas, could have a particularly adverse effect on our business.

         Per capita income levels and mobile phone penetration rates (i.e., the number of mobile subscribers divided by the population of China) in China are generally higher in the coastal and southern provinces, and most of our revenues derive from those areas, including the municipality of Shanghai and the provinces of Beijing and Jiangsu.

We depend on key personnel for the success of our business. Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management.

         Our future success is heavily dependent upon the continued service of our key executives, particularly Tai Caihua, our president and chairman of our board of directors, Fu Sixing, our chief executive officer, Lu Qin, our chief financial officer, and Huang Tianqi, our chief technology officer. Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into non-competition agreements with TCH. We do not maintain key-man life insurance for any of our key executives. Management will spend approximately 30% of its time managing Sifang Information.

         We also rely on a number of key technology staff for the operation of our company. Given the competitive nature of our industry, the risk of key technology staff leaving our company is high and could disrupt our operations.

Rapid growth and a rapidly changing operating environment strain our limited resources.

         As our value-added information services customer base increases, we will need to increase our investment in our technology infrastructure, facilities and other areas of operations, in particular our product development, customer service and sales and marketing departments, which are important to our future success. If we are unable to manage our growth and expansion effectively, the quality of our services and our customer support could deteriorate and our business may suffer. Our future success will depend on, among other things, our ability to:

o        develop and quickly introduce new services, adapt our existing services
         and  maintain  and  improve  the  quality  of  all  of  our   services,
         particularly as new mobile technologies such as 3G are introduced,

o expand the percentage of our value-added information services revenues which are recurring and are derived from monthly subscription based services,
o continue to enter into and maintain relationships with desirable content providers,
o continue training, motivating and retaining our existing employees and attract and integrate new employees, including our senior management, most of whom have been with our company for less than one year,
o develop and improve our operational, financial, accounting and other internal systems and controls, and
o maintain adequate controls and procedures to ensure that our periodic public disclosure under applicable laws, including U.S. securities laws, is complete and accurate.

Any failures of the mobile telecommunications network, the Internet or our technology platform may reduce use of our services.

         Both the continual accessibility of China Mobile's and China Unicom's mobile networks and the performance and reliability of China's Internet infrastructure are critical to our ability to attract and retain our value-added information services customers . Moreover, our business depends on our ability to maintain the satisfactory performance, reliability and availability of our technology platform. The servers which constitute the principal system hardware for our operations are located in one location in Shanghai. Any server interruptions, break-downs or system failures, including failures caused by sustained power shutdowns, floods or fire causing loss or corruption of data or malfunctions of software or hardware equipment, or other events outside our control that could result in a sustained shutdown of all or a material portion of the mobile networks, the Internet or our technology platform, could adversely impact our ability to provide our services to our value-added information services customers and decrease our revenues.

Computer viruses and hacking may cause delays or interruptions on our systems and may reduce use of our services and harm our reputation.

         Computer viruses and hacking may cause delays or other service interruptions on our systems. "Hacking" involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect our systems against the threat of such computer viruses and hacking and to rectify any damage to our systems. Moreover, if a computer virus or hacking which affects our systems is highly publicized, our reputation could be materially damaged and usage of our services may decrease.

We may be held liable for information we purchase and reformat.

         We may face liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the reformatted content to which we provide access through our wireless value-added information services. For example, SMS news updates provided by us could possibly be deemed to contain state secrets in violation of applicable Chinese law. In addition, third parties could assert claims against us for losses incurred in reliance on information distributed by us. We may incur significant costs in investigating and defending these claims, even if they do not result in liability.

We may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties.

         We rely on contractual restrictions on disclosure to protect our intellectual property rights. Monitoring unauthorized use of our information services is difficult and costly, and we cannot be certain that the steps we take will effectively prevent misappropriation of our technology and content. Our management may determine in the future to make application for copyright, trademark or trade secret protection if management determines that such protection would be beneficial and cost-effective.

         From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. In addition, third parties may initiate litigation against us for alleged infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or content or license the infringed or similar technology or content on a timely basis, our business could suffer. Moreover, even if we are able to license the infringed or similar technology or content, license fees that we pay to licensors could be substantial or uneconomical.

We have limited business insurance coverage.

         The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Risks Related to the Wireless Value-Added Services Industry

Our ability to generate revenues could suffer if the Chinese market for wireless value-added services does not develop as anticipated.

         The wireless value-added services market in China has evolved rapidly over the last four years, with the introduction of new services, development of consumer preferences, market entry by new competitors and adaptation of strategies by existing competitors. We expect each of these trends to continue, and we must continue to adapt our strategy to successfully compete in our market.

         In particular, we currently offer a wide range of wireless value-added information services for mobile phones using 2.5G technologies. There can be no assurance, however, that these 2.5G technologies and any services compatible with them will be accepted by consumers or promoted by the mobile operators. Moreover, there are numerous other technologies in varying stages of development, such as third generation mobile technologies, which could radically alter or eliminate the market for SMS or 2.5G services.

         Accordingly, it is extremely difficult to accurately predict consumer acceptance and demand for various existing and potential new offerings and services, and the future size, composition and growth of this market. Furthermore, given the limited history and rapidly evolving nature of our market, we cannot predict the price that wireless subscribers will be willing to pay for our services or the services of our affiliated value-added service providers or whether subscribers will have concerns about security, reliability, cost and quality of service associated with wireless services. If acceptance of our wireless value-added information services is different than anticipated, our ability to maintain or increase our revenue and profits could be materially and adversely affected.

The popularity of our services which operate with next generation technology standards are necessarily dependent on the market penetration of mobile phones that are compatible with those standards, which is beyond our control.

         Mobile phone users can access our MMS, WAP, JAVA, BREW and other services which operate with next generation technology standards only if they purchase mobile phones that are compatible with those standards. In particular, mobile phones that are 2.5G-compatible have historically been significantly more expensive in China than mobile phones using older technology such as GSM. Although the prices of 2.5G-compatible mobile phones have been dropping rapidly in recent quarters, we cannot be certain whether this trend will continue or the extent to which existing users will be willing to upgrade their mobile phones to obtain the latest technology. The pricing, marketing and other factors which affect the sales of more sophisticated mobile phones are all outside of our control, and weak sales of mobile phones for which we have developed services could adversely affect our business.

The telecommunication laws and regulations in China are evolving and subject to interpretation and will likely change in the near future. If we are found to be in violation of current or future Chinese laws or regulations, we could be subject to severe penalties.

         Although wireless value-added services are subject to general regulations regarding telecommunication services, we believe that currently there are no Chinese laws at the national level explicitly governing wireless value-added services, such as our services related to MMS, WAP, JAVA, and BREW, and no Chinese government authority has been specifically designated to regulate these services. Many providers of wireless value-added services have obtained various value-added telecommunication services licenses, such as the licenses possessed by our Chinese affiliates, Sifang Information and Tianci. These value-added telecommunication licenses were issued by the local Shanghai Municipal Telecommunications Administration Bureau, and may not be sufficient to offer wireless value-added services on a national basis. Sifang Information and Tianci are in the process of applying with the Ministry of Information Industries for an inter-provincial value-added telecommunication license in accordance with the Ministry's general regulations regarding telecommunication services. However, we cannot predict whether either will be granted that license. Moreover, we cannot be certain that any local or national value-added telecommunication license requirements will not conflict with one another or that any given license will be deemed sufficient by the relevant governmental authorities for the provision of this category of service. It is also possible that new national legislation might be adopted to regulate such services.

         If we or our affiliates are found to be in violation of any existing or future Chinese laws or regulations regarding wireless value-added services or Internet access, the relevant Chinese authorities have the power to, among other things:

o        levy fines;
o confiscate our income or the income of our affiliated value-added service providers;
o revoke our business license or the business licenses of our affiliated value-added service providers;
o shut down our servers or the servers of our affiliated value-added service providers or block any Web sites that we or our affiliated value-added service providers may operate;
o require us to discontinue any portion or all of our wireless value-added information services business; or
o require our affiliated value-added service providers to discontinue any portion or all of their wireless value-added services business.

The Chinese government, China Mobile or China Unicom may prevent us from distributing, and we may be subject to liability for, content that any of them believe is inappropriate.

         China has enacted regulations governing telecommunication service providers, Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet that it believes violates Chinese law, including content that is obscene, incites violence, endangers national security, is contrary to the national interest, or is defamatory. In addition, our affiliated value-added service providers may not publish certain news items, such as news relating to national security, without permission from the Chinese government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any Web site maintained outside China at its sole discretion.

         China Mobile and China Unicom also have their own policies regarding the distribution of inappropriate content by wireless value-added service providers and have recently punished certain providers for distributing content deemed by them to be obscene. Such punishments have included censoring of content, delaying payments of fees by the mobile operators to the offending service provider, forfeiture of fees owed by the mobile operators to the offending service provider and suspension of the service on the mobile operators' networks. Accordingly, even if our affiliated wireless value-added service providers comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government, China Mobile or China Unicom were to take any action to limit or prohibit the distribution of information or to limit or regulate any current or future content or services available to users, our revenues could be reduced and our reputation harmed.

         The Chinese government is expected to grant licenses to offer wireless services in China to China Telecom, China Netcom and possibly other parties with which our affiliated wireless value-added service providers have not yet developed close relationships. If those parties receive licenses and are successful in the market but our affiliates are unable to develop cooperative relationships with them, our business could be adversely affected.

         It is also possible that China Telecom, China Netcom and any other parties receiving wireless licenses may decide to offer wireless value-added services created by them, rather than by third-party service providers such as our affiliated wireless value-added service providers. In that case, our business could be adversely affected.

Risks Related to Doing Business in China

A downturn in the Chinese economy may slow down our growth and profitability.

         The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business. Our profitability, will decrease if expenditures for wireless value-added services decrease due to a downturn in the Chinese economy. More specifically, increased penetration of wireless value-added services in the less economically developed central and western provinces of China will depend on those provinces achieving certain income levels so that mobile phones and related services become affordable to a significant portion of the population.

Government regulation of the telecommunications and Internet industries may become more complex.

         Government regulation of the telecommunications and Internet industries is highly complex. New regulations could increase our costs of doing business and prevent us from efficiently delivering our services. These regulations may stop or slow down the expansion of our wireless value-added information services customer base and limit access to our services.

The uncertain legal environment in China could limit the legal protections available to you.

         The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters. The overall effect of legislation enacted over the past 20 years has significantly enhanced the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our business and results of operations.

         A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Shanghai, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

o quarantines or closures of some of our offices which would severely disrupt our operations,
o        the sickness or death of our key officers and employees, and
o        a general slowdown in the Chinese economy.

         Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Changes in China's political and economic policies could harm our business.

         The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

o        economic structure;
o        level of government involvement in the economy;
o        level of development;
o        level of capital reinvestment;
o        control of foreign exchange;
o        methods of allocating resources; and
o        balance of payments position.

         As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

         Because almost all of our future revenues may be in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

         The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Risks Related to the Mobile Phone Distribution Industry

We are dependent on three main first-tier wholesalers to supply all of our mobile phones.

         Our performance depends on whether we can continue to secure contracts with the three first-tier wholesalers of Samsung mobile phones on whom we rely. We have no long-term purchase contracts or other contracts that provide continued supply, pricing or access to new mobile phone models and any of the first-tier wholesalers on whom we rely could discontinue selling to us at any time. We may not be able to acquire new Samsung models in the future and we may not be able to acquire the models that we need in sufficient quantities or on terms that are acceptable to us in the future. As a result, our revenues may decrease.

Our performance is dependent on the popularity of Samsung's mobile phone models.

         We primarily distribute mobile phones manufactured by Samsung and thus are dependant on Samsung's ability to create and deliver high quality mobile phone models in a cost effective and timely manner. Samsung is a leading manufacturer of mobile phones based on both the CDMA network and the GSM network in China. There can be no assurance that Samsung will continue to create high quality mobile phone models that are popular with consumers. As a result, our revenues may decrease. In addition, our success depends on our ability to anticipate and respond to changing mobile phone model trends and consumer demands in a timely manner. The models we distribute must appeal to a broad range of consumers whose preferences cannot always be predicted with certainty and may change between sales seasons. If we misjudge which mobile phone models will be popular or the market for the models we distribute, our sales may decline or we may be required to sell our models at lower prices.

Cash Flow.

         It is important that we have sufficient cash flow to purchase enough mobile phones from the first-tier wholesalers on whom we rely. If our cash flow decreases significantly, we will not be able to purchase a sufficient quantity of inventory to meet our customers' demands, which would have a negative impact on our sales, and may cause the first-tier wholesalers on whom we rely to look to other sub-wholesalers to distribute their mobile phones. This development would have a negative impact on our revenues.

Customers.

         One of the factors the first-tier wholesalers on whom we rely consider when determining who they will use as a sub-wholesaler is the sub-wholesaler's relationship with retailers. Currently approximately 52% of our mobile phone sales are made to three retailers. We have no long-term sales contracts or other contracts that provide continued selling or pricing and any of the retailers we supply could discontinue buying from us at any time. If we lose our relationships with our three largest retailers, we will have a difficult time finding new large retailers to purchase our Samsung mobile phones and may lose our relationships with the first-tier wholesalers on whom we rely. This would have a negative impact on our business.

We face certain risks relating to customer service.

         Any material disruption or slowdown in our order processing systems resulting from labor disputes, mechanical problems, human error or accidents, fire, natural disasters, or comparable events could cause delays in our ability to receive and distribute orders and may cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or refuse to receive goods on account of late shipments, which would result in a reduction in our net sales and could result in increased administrative and shipping costs.

We face risks associated with distribution.

         We conduct all of our distribution operations from one facility in Shanghai, China. Any disruption in the operations at our distribution center could have a negative impact on our business.

Competition.

         Despite the fact that we distribute nine Samsung mobile phone models in the Shanghai, China region, we face competition from distributors of different models of mobile phones manufactured by Samsung in the Shanghai region and from distributors of phones manufactured by companies other than Samsung that distribute in the Shanghai region.

         Competition is based on a variety of factors including maintenance of product quality, competitive pricing, delivery efficiency, customer service and satisfaction levels and the ability to anticipate technological changes and changes in customer preferences. The first-tier wholesalers on whom we rely or Samsung may acquire, startup, or expand their own distribution systems to sell directly to our customers.

Risks Related to our Common Stock

The market price for our common stock may be volatile.

         The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

o        actual or anticipated fluctuations in our quarterly operating results,
o        announcements of new services by us or our competitors,
o        changes in financial estimates by securities analysts,
o        conditions in the wireless value-added services market,
o changes in the economic performance or market valuations of other companies involved in wireless value-added services or distribution of mobile phones,
o announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,
o        additions or departures of key personnel,
o        potential litigation, or
o        conditions in the mobile phone market.

         In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Stockholders could experience substantial dilution.

         We may issue additional shares of our capital stock to raise additional cash for working capital. If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

         Neither during the preceding two fiscal years nor during the nine month period ended September 30, 2004 did we pay dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of stockholders.

         A large portion of our common stock is held by a small number of stockholders. As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations.

         The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan,"
"intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the "Risk Factors" section above. These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                            MARKET FOR COMMON EQUITY,
                 RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY

         Our common stock is traded on the NASD's Over-the-Counter Bulletin Board under the symbol "CHDW." On August 6, 2004 we changed our name from Boulder Acquisitions, Inc. to China Digital Wireless, Inc. and changed our symbol from "BAQI" to "CHDW." On January 3, 2005, the last reported sales price for our common stock was $3.76 per share.

         The following table sets forth, for the quarters indicated, the range of closing high and low bid prices of our common stock as reported by the NASD Over-the-Counter Bulletin Board, as adjusted for all previously effected stock splits.

                                                                Common Stock
                                                              -----------------
By Quarter Ended                                                High      Low
----------------                                              --------  -------

Fiscal 2002

March 31, 2002...........................................     $.02         $.02
June 30, 2002............................................     $.02         $.02
September 30, 2002.......................................     $.00         $.02
December 31, 2002........................................     $.00         $.00

Fiscal 2003

March 31, 2003...........................................     $.00         $.00
June 30, 2003............................................     $.42         $.23
September 30, 2003.......................................     $.42         $.42
December 31, 2003........................................     $.42         $.42

Fiscal 2004

March 31, 2004...........................................     $5.00        $.42
June 30, 2004............................................     $4.05        $2.30
September 30, 2004.......................................     $3.90        $1.98
December 31, 2004........................................     $4.85        $2.80
------------------------

         As of January 3, 2005, there were 17,018,692 shares of our common stock outstanding held by approximately 2545 stockholders of record.

         We did not pay any cash dividends on our common stock in fiscal 2002 or 2003 nor have dividends been paid or declared in fiscal 2004. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

         The following discussion should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected due to a number of factors beyond our control. We do not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. You are also urged to carefully review and consider our discussions regarding the various factors, which affect our business, included in this section and elsewhere in this report. In evaluating our business, you should carefully consider the information provided under the caption "Risk Factors" beginning on page 6 in this prospectus.

         Factors that might cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements include, among other things: (i) the impact of competitive products;
(ii) changes in law and regulations; (iii) adequacy and availability of insurance coverage; (iv) limitations on future financing; (v) increases in the cost of borrowings and unavailability of debt or equity capital; (vi) the effect of adverse publicity regarding our products; (vii) our inability to gain and/or hold market share; (viii) exposure to and expense of resolving and defending product liability claims and other litigation; (ix) consumer acceptance of our products; (x) managing and maintaining growth; (xi) customer demands; (xii) market and industry conditions including pricing and demand for products, (xiii) the success of product development and new product introductions into the marketplace; (xiv) the departure of key members of management; (xv) our ability to efficiently market its products; as well as other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

Overview of Business Background

         Sifang Holdings was formed under the laws of the Cayman Islands on February 9, 2004 for the purpose of holding 100% of the equity interests in TCH. TCH was established as a foreign investment enterprise in Shanghai under the laws of the PRC on May 25, 2004, with a registered capital of $7.2 million.

         Sifang Information is a Shanghai-based privately owned enterprise established under the laws of the PRC on August 14, 1998. Sifang Information is engaged in the business of pager and mobile phone distribution and provides value added information services to the customers in the Shanghai metropolitan area. In March 2004, Sifang Information spun off its pager and mobile phone distribution business and the majority of its value added information services business by presenting a set of carve-out financial statements for the years ended December 31, 2002 and 2003 and three months ended March 31, 2004 as if the spun-off business had been a stand-alone company for two years and one quarter. On March 31, 2004, Sifang Information transferred the spun-off business into TCH. Being a receiving entity under the common control, TCH initially recognized all the assets and liabilities transferred at their carrying amounts in the accounts of Sifang Information at the date of transfer under the guidance of SFAS No. 141, Appendix D. On May 26, 2004 Sifang Information exchanged 100% of equity interest in TCH for a 100% equity interest in Sifang Holdings. Since the ultimate owners of the three entities were the same owners and the three entities remained under common control, the ownership exchange transaction was accounted for at historical costs under the guidance of SFAS No. 141, Appendix
D. Prior to May 26, 2004, there were no activities in Sifang Holdings. As a result of exchanging the ownership between TCH and Sifang Holdings, TCH's historical financial statements become the historical financial statements of Sifang Holdings.

         Sifang Information operates in a business segment that is subject to certain restrictions imposed by the government of the PRC. For example, paging facilities, radio transmitting stations and transmitting equipment owned by Sifang Information are not allowed to be owned by foreign investment enterprises in accordance with PRC government regulations. Therefore, Sifang Information still maintains a small part of its business and paging facilities in order to stay in compliance with relevant regulations and laws in PRC.

         As a result of the spin-off, TCH engages in the business of mobile phone distribution and the provision of pager and mobile phone (collectively "wireless receiver") users with access to certain information reformatted by TCH. TCH purchases mobile phones from first tier distributors and sells them to retailers with a mark-up. In the process of providing value-added information services through entering into monthly subscription agreements with various users, TCH purchases trading activity information from stock exchanges, comments and analysis on PRC stock markets provided by certain reputable security and investment companies, lottery information, weather forecast, and other value-added products and reformats the aforementioned information through decoding and recoding and then has the reformatted information transmitted by Sifang Information, via service contracts, to pager users. The information is constantly saved in TCH's server in order for mobile phone users to dial in via China Mobile or China Unicom. By signing a monthly subscription agreement, wireless users are asked to make advance payments for either three or six-month subscription periods.

Critical Accounting Policies

         We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

         The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

         Revenues generated from sales of mobile phones are recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured.

         We provide wireless receiver users with access to certain financial information provided by stock exchanges, comments and analyses on stock market activity provided by certain reputable security investment companies in China, lottery information, weather forecasts, and other value-added products through signing a monthly subscription agreement or buying a pre-charged service card. We purchase the aforementioned information from respected vendors and reformat it through decoding and recoding and transmit the reformatted information via Sifang Information to pager users. We constantly store the reformatted information in our server in order for mobile phone users to dial in via China Mobile or China Unicom. By signing a monthly subscription agreement, wireless receiver users need to make payments for three to six-month subscriptions in advance. We record the proceeds as deferred revenue and amortize the deferred revenue over the subscription period. When customers buy a pre-charged service card, we record the proceeds as deferred revenue. When a customer commences using this card to access our server or begins using a pager to access the aforementioned information, we identify the subscription period and amortize the deferred revenue over the subscription period.

         In response to a retailer's request, we have an installing agent install our software on mobile phones, which are owned by the retailer. The retailer sells these phones for a premium covering a fee to be paid to the installing agent with the pre-charged six-month subscription fee being paid to us. After a customer using such a phone dials the server to access the desired information, the server records a unique identification number installed on the mobile phone which indicates that a specific phone user starts his or her subscription period. After we receive a detailed list from the installing agent regarding the number of phones that have been installed with our software, we match this information with a detailed list from the retailer setting forth how many such phones have been sold. Based on the number of such phones sold, we record accounts receivable and deferred revenue correspondingly. At the date on which a customer starts to dial into the server, the subscription period begins and we amortize deferred revenue accordingly.

         Since April 2004, the revenue generated from selling pre-charged cards has gradually decreased while the revenue generated through monthly subscription with China Mobile and/or China Unicom (collectively "Mobile Operators") has gradually increased as the Mobile Operators' billing systems have been enhanced. Our affiliates, Sifang Information and Tianci, contract with the Mobile Operators for the transmission of our value-added information service. The Mobile Operators bill and collect from customers and then pass those fees (net of billing and collection service fees charged by the Mobile Operators) to Sifang Information and Tianci who in turn pass those fees to us. We recognize net revenues based on the total amount paid by our customers, for which the Mobile Operators bill and collect on our behalf . There is a time lag ranging from 10 days to 45 days between the service period cut-off date and the date the Mobile Operators send out their billing statements due to the segregated billing systems of each provincial subsidiary of the Mobile Operators. For the nine months ended September 30, 2004, about 10% of our service revenue from mobile phone users is recognized based on monthly billing statements prepared by the provincial subsidiaries of the Mobile Operators. However, as of September 30, 2004 none of such revenue can be attributed to the relationship between Tianci and China Unicom, as billing delays have prevented us from recognizing any revenue from this relationship. We have not recognized service revenue based on the records provided by our own server. In addition, the Mobile Operators charge a network usage fee based on a fixed per message fee multiplied by the excess of messages sent over messages received (this type service is not covered by a monthly service subscription and we have no control whether it will incur or not). These network usage fees charged by the Mobile Operators are reflected as a part of cost of services in the financial statements. Network usage fees charged by the Mobile Operators are reduced for messages received by us because the Mobile Operators separately charge the sender a fee for these transmissions.

         We currently record the mobile phone service revenue based on the amounts paid by our customers net of the Mobile Operators' service charge for billing and collection on our behalf. According to EITF Issue No. 99-19, recognizing revenue on a net basis in this situation is appropriate if we do not act as a principal in connection with the provision of our services. Factors which support a conclusion that we are not acting as a principal include:

o limited ability to adjust the cost of services by adjusting the design or marketing of the service,
o limited ability to determine prices, we must follow the price policy within ranges prescribed by Mobile Operators, and
o        limited ability to assume risk of non-payment by customers.

         We have very limited ability to adjust the ratio of our revenues to cost of services (which include the Mobile Operators' network usage fee and other fees, if any). In addition, the majority of service revenue derived from mobile phone users are subject to the floor price for monthly service set by the Mobile Operators as we do no have an ability to negotiate with our customers. The Mobile Operators will normally make payments within the 30 days after we receive the billing statement because it takes time for the Mobile Operators to collect payments from our customers. Consequently, we actually bear less risk of non-payments by customers as Mobile Operators must take care of their collections first. Only about 10% of the total service revenue derived from mobile phone users in the nine months ended September 30, 2004 was billed through the Mobile Operators' billing systems. Whereas, there are three items of mobile phone services over which we do have an ability to determine price, however, the portion of this type of revenue was immaterial in the nine months ended September 30, 2004. Therefore, we have concluded that reporting net revenue billed through the Mobile Operators' billing systems is appropriate.

Accounts Receivable, Employees Receivable, and Allowance for Doubtful Accounts

         During the normal course of business, we extend unsecured credit to our retail customers who are mainly located in the Shanghai metropolitan area. Typically, the credit terms require payment to be made within 30 days of the sale. We do not require collateral from our customers. We maintain our cash accounts at credit worthy financial institutions.

         We regularly evaluate and monitor the creditworthiness of each customer on a case-by-case basis. We include any account balances that are determined to be uncollectable, along with a general reserve, in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, we believe that our allowance for doubtful accounts was adequate as of September 30, 2003 and 2004. However, actual write-offs might exceed the recorded allowance.

         We advance cash to sales people for their travel and business activity needs. Under certain circumstances, the advances to employees might not be fully recovered by us. Accordingly, we also provide allowances against any doubtful accounts.

Inventories

         Inventories consist principally of mobile phones manufactured by name brand manufactures with various features and are stated at the lower of cost (first-in, first-out) or market.

Rebates and Credits Receivable

         In 2004 our major vendor began providing sales rebates and credits if we fulfilled certain sales volumes prescribed by the vendor in order to induce our distributors to sell more of our products. As a result, we are entitled to receive certain rebates and credits for the inventory held and sold by us within the specified period of time as defined by our vendor through submitting the necessary application forms. In general, once the vendor approves these applications the amounts of these rebates and credits will be deducted from our accounts payable to our vendor and decrease the cost of goods sold or inventory held correspondingly.

Impairment of Long-Lived Assets

         We apply the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Income Taxes

         We account for income taxes in accordance with Statement of Financial Accounting Standards No 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

         TCH is registered at Pudong District in Shanghai and subject to a favorable income tax rate of 15% compared to a normal income tax rate of 33% (30% for the central government and 3% for the local government) under current PRC tax laws. However, Sifang Information registered in the Shanghai downtown and area has been treated by the Shanghai Municipal Administration of Labor as an enterprise that provides unemployed and handicapped people with jobs. Accordingly, Sifang Information is entitled to be subject to a favorable income tax rate of 15% and qualifies for income tax exemption for three years from January 1, 2000 to December 31, 2002, and 50% of income tax reduction for three years from January 1, 2003 to December 31, 2005. The income tax provisions presented on our financial statements are based on the historical actual income tax rates of Sifang Information at 7.5% for the nine months ended September 30, 2003 and 2004, respectively. The deferred tax assets are determined based on the historical income tax rates applicable at the Sifang Information level.

         There is no income tax for companies domiciled in the Cayman Islands. Accordingly, Sifang Holdings financial statements do not present any income tax provisions related to Cayman Islands tax jurisdiction. Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Discussion and Analysis of Operating Results

         Nine Months Ended September 30, 2004 Comparing to Nine Months Ended September 30, 2003

Revenue recognition

         We generate revenue from both mobile phone sales and the delivery of value-added services. The revenues related to mobiles phone distribution are recognized when the following criteria are met: (a) we have transferred to the customer the significant risks and rewards of ownership of the goods; (b) we retain neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (c) the amount of revenue can be measured reliably; (d) it is probable that the economic benefits associated with the transaction will flow to us; and (e) the costs incurred or to be incurred in respect of the transaction can be measured reliably. The revenues related to the delivery of value-added services are comprised of services provided to pager users and services provided to mobile phone users. Revenues from providing services to pager users are recognized in the period in which services are rendered and the subscription fee is fixed or determinable and collectability is reasonably assured. Revenues from providing services to mobile phone users are recognized in the period in which the services are performed, provided that persuasive evidence of a contractual arrangement exists and collectability is reasonably assured. Any payments received related to the services prior to service being rendered are recorded as deferred revenue.

Revenue

Mobile phone distribution

         Our mobile phone distribution in the nine months ended September 30, 2004 increased by approximately $4,459,211, representing an approximately 41% increase, to $15,427,286 (including product sales to three related parties (Shanghai Shantian Telecommunication Technology Inc., Tianci Group Co., Ltd., or Tianci Group, and Sifang Information) as compared to $10,968,075 for the same period of the prior year. The increase was due mainly to our marketing effort and further facilitated by Samsung's marketing promotion. For the nine months ended September 30, 2004, Samsung's mobile phones accounted for about 97% of total product sales and other name brand mobile phones accounted for the remaining 3%. Compared to the nine months ended September 30, 2003, Samsung's mobile phones accounted for 99% of total product sales and other brands accounted for the balance. Market competition for mobile phone sales is so fierce that we decreased our overall mark-up ratio to 5.0% in order to maintain our market position, compared to the mark-up ratio of 8.9% for the same period the prior year.

Mobile phone sales to a related party

         Before January 1, 2004 we only distributed CDMA mobile phones in the Shanghai area. Beginning in January 2004 we entered into the GSM mobile phone distribution business. Since the retail market channel related to our GSM mobile phone distribution was developed and maintained by Shanghai , in which Sifang Information holds a 51% equity interest, all of our Samsung GSM mobile phones were sold to Shanghai Shantian, which made Shanghai Shantian our second tier distributor. During the nine months ended September 30, 2004, we sold $10,512,821 of mobile phones with a reasonable mark-up of approximately 3.6% in order to support start-up stage of Shantian's business as compared to the aggregate mark-up ratio of 5.0% for the products sold to all other customers. Compared to the mark-up ratio of 7.9% in the first half year of 2004, the decrease in mark-up ratio was due mainly to the significant decline of mark-up to 1.8% for the three months ended September 30, 2004 compared to 7.0% for the same period of the prior year. Because TCH had not obtained all the government issued VAT invoices for the mobile phones distribution, the sales of mobile phones went through the related parties during the third quarter.


Service revenue, net

         Total service revenue net of the related business tax and surcharge for the nine months ended September 30, 2004 increased by approximately $116,541, representing approximately a 5.0% increase, to $2,467,990 compared to $2,351,449 for the same period of the prior year. Moreover, the components of service revenue changed significantly. Service revenue from mobile phone users for the nine months ended September 30, 2004 increased by $1,433,076 to $1,828,041 compared to $394,965 for the same period of the prior year, representing an increase of approximately 363%, which resulted in the overall increase in service revenue. Service revenue from pager users for the nine months ended September 30, 2004 decreased by $1,316,535 to $639,949 compared to $1,956,484 for the same period of the prior year, representing approximately a 67% decrease. We believe that service revenue from pager users will continue to decrease given the increased popularity of mobile phones over beepers and pagers. The decrease in service revenue from pager users will likely plateau at a certain level as most lower income pager users still like to use pagers to access our information services.

Cost of goods sold

         The cost of goods sold for the nine months ended September 30, 2004 increased by $4,670,568 to $14,658,663 compared to $9,988,095 for the same period of the prior year, representing an approximately 47 % increase. The increase was consistent with the increases in revenue from product sales.

Cost of service

         The cost of service for the nine months ended September 30, 2004 decreased by $47,684 to $660,791 compared to $708,475 for the same period of the prior year, representing an approximately 6.7% decrease. This decrease was the result of a decrease in the content  fee charged by the content  providers  from
$66,901 to $25,538 in the comparison of the nine months ended September 30, 2004 and the same period last year. According to the contracts signed between TCH and
other  content   providers  who  offered  us  information   content  related  to
securities, lottery entertainment and so on, we recorded all accrued expenses in the third quarter of year 2004. We expect that the final  determined  fee due to the providers will be confirmed in the fourth quarter of 2004. Meanwhile, we are striving to expand the contents included in our value-added  services within the current fee-charge level and trying to establish collaborative  relationships or partnerships with certain information content providers.

Gross profit

         After considering the cost of goods sold and cost of service, our gross profit for the nine months ended September 30, 2004 decreased by approximately
$47,132 to approximately $2,575,822, representing an approximately 1.8 % decrease, compared to the gross profit of $2,622,954 for the same period of the prior year. The decrease of gross profit was primarily attributable to the fact:
(i)  service  revenue  from  pager  users  generated  in the nine  months  ended
September 30, 2004 decreased from $1,956,484 to $639,949, representing an approximately 67.3% decrease, compared to the same period in fiscal 2003; and
(ii) the gross profit ratio of the mobile phone distribution for the first three quarters in fiscal 2004 decreased from 8.9% to 5.0% resulting in the decline of the total gross profit.

         The following table presents in summary certain information related to the various components of revenue in a manner similar to segment reporting information.

                                                           Information     Information
                                           Mobile Phone      Service -      Service -
                                           Distribution    Mobile Phone       Pager           Total
                                           ------------    ------------    ------------    ------------
For nine months ended September 30, 2004

Revenue                                    $ 15,427,286    $  1,828,041    $    639,949    $ 17,895,276
Cost                                         14,658,663         150,900         509,891      15,319,454
Gross profit                                    768,623       1,677,141         130,058       2,575,822
Gross profit ratio                                  5.0%           91.7%           20.3%           14.4%

For nine months ended September 30, 2003

Revenue                                    $ 10,968,075    $    394,965    $  1,956,484    $ 13,319,524
Cost                                          9,988,095         163,827         544,648      10,696,570
Gross profit                                    979,980         231,138       1,411,836       2,622,954
Gross profit ratio                                  8.9%           58.5%           72.2%           19.7%

Other income, net

         On July 16, 2004, Tianci Group, a related party to TCH, entered into an agreement with China Unicom to promote CDMA mobile phones and relevant monthly service for China Unicom. According to the signed agreement, should Tianci Group sell varieties of CDMA mobile phones owned by China Unicom to customers who would like to subscribe for monthly service for a period of two years with a monthly service fee of $3.38, Tianci Group would be entitled to receive an sales commission from China Unicom of $15.70 per unit, sales commission of $3.62 per SIM card, and $12.08 for monthly service subscription. Tianci Group feels that TCH has been in a better position to sell these CDMA mobile phones, SIM cards and monthly service subscriptions. Therefore, Tianci Group entered into an agent agreement with TCH and asked TCH to conduct these businesses on behalf of Tianci Group. Consequently, TCH would be entitled to receive the sales commission from Tianci Group based on the terms between Tainci Group and China Unicom. This agent business started in August 2004 along with the promotion initiated by China Unicom. As this business activity is more uncertain in nature, we reported this sales commission as other income instead of regular revenue. We recognized agent income of $130,060 in the nine months ended September 30, 2004 at TCH level. The recurrence of this type of transaction depends on the promotion initiated by China Unicom. Therefore, we recognize the agent income as other income.

Selling expenses

         Selling expenses for the nine months ended September 30, 2004 increased by $11,592 to $127,833 compared to $116,241 for the same period of the prior year, representing an approximately 10% increase. The increase was due to promotion expenses for value-added information service related to mobile phone users. Advertising fees increased from $889 to $29,707.

General and administrative expenses

         General and administrative expenses for the nine months ended September 30, 2004 increased by $1,169,720 to $1,462,504 compared to $292,784 for the same period of the prior year, representing a material increase. The increase was due mainly to the stock-based compensation expenses of approximately $1,014,000 and an increase of $19,737 in software amortization expenses from $75,293 to $95,030. In addition, office rental expense increased by approximately $20,556 and audit and consultant fees incurred in the first three quarters of fiscal 2004 accounted for a $10,656 increase for the reorganization and recapitalization transaction. Other miscellaneous items accounted for the remaining increase of $4,355 for the nine months ended September 30, 2004.

         Of the aforementioned stock-based compensation of $1,014,000 for the nine months ended September 30, 2004, $604,000 was the fair value of the 167,895 shares issued to a consultant in lieu of cash payment, and other $410,000 was total premium difference between the trading price ($3.60 per share) and the stock purchase price ($1.14 per share) per a stock purchase agreement resulting in the issuance of 166,667 redeemable shares.

Interest income (expense)

         For the nine months ended September 30, 2004, interest income was $31,931, which was mainly derived from the amount due from Sifang Information. For the nine months ended September 30, 2003, there were two borrowing and lending transactions between TCH and Sifang Information resulting in the interest expense $10,873.

Income tax

         TCH is subject to taxation under the laws of the PRC, and the statutory income tax rate for the nine months ended September 30, 2003 and 2004 was 7.5%. In the nine months ended of September 30, 2003 and 2004, income tax expense was $165,229 and $169,643, respectively, based on pretax income of $2,258,366 and $1,247,476 (which included the stock compensation of $1,014,000 incurred in the U.S.). Since the loss of approximately $1,014,000 incurred in the U.S. did not offset the taxable income in China, the income tax expense of $169,643 incurred in China was based on the taxable income of approximately $2,261,899.


Net income

         We recorded net income of $977,833 for the nine months ended September 30, 2004, a $1,059,994 decrease in net income compared to a net income of $2,037,827 for the same period of the prior year, representing an approximately 52% decrease. The decrease in net income was attributable to (i) the increase in general and administrative expenses for the period compared to general and administrative expenses for the same period of the prior year, and (ii) the decrease of the gross profit generated from mobile phone distribution and the pager service business.

Earnings per share

         The earnings per share for the nine months ended September 30, 2004 decreased by $0.08 to $0.07 compared to $0.15 for the same period of the prior year, representing an approximately 53% decrease. The decrease was due mainly to the decrease in our net income and the increase in the total outstanding shares of common stock as the weighted average number of shares of common stock outstanding for the nine months ended September 30, 2004 increased by approximately 13%, compared the weighted average number of common stock outstanding for the same period of the prior year.

Fiscal Year Ended December 31, 2003 Compared to the Fiscal Year Ended December 31, 2002

Revenue recognition

         We generate revenue from both mobile phone sales and the delivery of value-added services. The revenues related to mobiles phone distribution are recognized when the following criteria are met: (a) we have transferred to the customer the significant risks and rewards of ownership of the goods; (b) we retain neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (c) the amount of revenue can be measured reliably; (d) it is probable that the economic benefits associated with the transaction will flow to us; and (e) the costs incurred or to be incurred in respect of the transaction can be measured reliably. The revenues related to the delivery of value-added services are comprised of services provided to pager users and services provided to mobile phone users. Revenues from providing services to pager users are recognized in the period in which services are rendered and the subscription fee is fixed or determinable and collectability is reasonably assured. Revenues from providing services to mobile phone users are recognized in the period in which the services are performed, provided that persuasive evidence of a contractual arrangement exists and collectability is reasonably assured. Any payments received related to the services prior to service being rendered are recorded as deferred revenue.

Revenue

Mobile phone distribution

         Our mobile phone distribution for the year ended December 31, 2003 increased by $13,008,954, representing a 2,500% increase, to $13,529,279 as compared to $520,325 for the year ended December 31, 2002. The increase was due mainly to our marketing effort, which was combined with Samsung's marketing efforts. In the telecommunication market of China, mobile phones have rapidly replaced beep pagers with the development of the wireless communication technology that stimulated a large demand from consumers resulting in an increase in mobile phone distribution. In the year ended December 31, 2003, Samsung's mobile phones accounted for about 97% of the total product sales and the other name brands mobile phones accounted for the remaining 3%. During the year ended December 31, 2002, we did not sell any Samsung mobile phones whereas Motorola's mobile phones accounted for 99.6% of total product sales and other name brands accounted for the balance. Compared to the negative gross profit ratio for the year ended December 31, 2002, the gross profit ratio for the year ended December 31, 2003 was a positive 8.17%, which was due mainly to the increase in sales volume and product mix.

Service revenue, net

         Total service revenue net of related business tax and surcharges for the year ended December 31, 2003 increased by $100,017, to $3,503,099, as compared to $3,403,082 for the year ended December 31, 2002, representing an approximately 2.9% increase. The overall increase was due primarily to the increase of service revenue from mobile phone users which was offset by the decrease of service revenue from pager users. Service revenue for mobile phone users for the year ended December 31, 2003 increased by $1,290,366 to $1,297,323 compared to $6,957 for the prior year. In addition, approximate $60,850 of service revenue from mobile phone users was attributed to the prepaid service fees generated by an installing agent, Chenggao Industry Co. Ltd. who installed the software on a retailer's inventories and collected proceeds from the retailer and transferred the proceeds to us. Please refer to our accounting policy regarding revenue recognition for further details. Service revenue from pager users for the year ended Decembr31, 2003 decreased by $1,190,349 to $2,205,776 compared to $3,396,125 for the year ended December 31, 2002, which was due mainly to the prevailing demand for mobile phone services.

Cost of goods sold

         The cost of goods sold for the year ended December 31, 2003 increased by $11,896,996 to $12,424,454 as compared to $527,458 for the year ended December 31, 2002. The increase of the cost of goods sold was consistent with the increase of the revenue. For the years ended December 31, 2003 and 2002, the inventory turn-over ratios are 9.00 and 0.45, respectively.

Cost of service

         The cost of service for the year ended December 31, 2003 increased by $58,207 to $910,440 compared to $852,233 for the year ended December 31, 2002, representing an approximately 6.8% increase. The increase was related mainly to the value-added information service provided to mobile phone users and the purchasing cost related to more information content along with the increase in service fees charged by Mobile Operators. In the year ended December 31, 2003, we expanded the category of information services to meet the expectations of variety of customers accompanied by the rise of information acquisition cost at the rate of nearly 50%. The cost for purchasing information content jumped from $40,267 to $72,656 and the service fees charged by Mobile Operators increased form $1,153 to $18,420, respectively. Regarding the cost of service related to mobile phone users, the cost of service for the year ended December 31, 2003 increased by $169,101 compared to $46,219 for the year ended December 31, 2002, representing a 365.87% increase and being consistent with the increase in service revenue generated from mobile phone users. Regarding the cost of service related to beep pager users, the cost of service for the year ended December 31, 2003 decreased by $110,894 compared to $806,014 for the year ended December 31, 2002, representing a decrease of 13.76% and a semi-fixed nature of cost.

Gross profit

         After considering the cost of goods sold and cost of service, our gross profit for the year ended December 31, 2003 increased by $1,153,768 to $3,697,484, representing an approximately 45.4% increase, as compared to gross profit of $2,543,716 for the year ended December 31, 2002. The increase was primarily attributable to the material increase of the gross profit of mobile phone distribution and information service provided for mobile phone users. The increase of these two items was from the negative gross profit of $7,133 in fiscal 2002 to a positive gross profit of $1,104,825 and from a negative gross profit of $39,262 to a positive gross profit of $1,082,003, respectively, aggregating $2,233,223, which offset the decrease in gross profit of information service provided for beep pager users from $2,590,111 to $1,510,656.

         However, the percentage of gross profit over the total revenue for the year ended December 31, 2003 was approximately 21.7% compared to 64.8% for the year ended December 31, 2002, representing a 43.1% decrease. The decrease was due to the fact that the service revenue generated in year 2003 accounted for only 21% of total revenue whereas the service revenue generated in the year 2002 accounted for 87% of total revenue, given that the service revenue is much more profitable than mobile phone distribution.


                                                        Information      Information
                                       Mobile Phone       Service -        Service -
                                       Distribution     Mobile Phone        Pager            Total
                                       ------------     ------------     ------------    ------------
For the year ended December 31, 2003

Revenue                                $ 13,529,279     $  1,297,323     $  2,205,776    $ 17,032,378
Cost                                     12,424,454          215,320          695,120      13,334,894
Gross profit                              1,104,825        1,082,003        1,510,656       3,697,484
Gross profit ratio                             8.17%           83.40%           68.49%          21.71%

For the year ended December 31, 2002

Revenue                                $    520,325     $      6,957     $  3,396,125    $  3,923,407
Cost                                        527,458           46,219          806,014       1,379,691
Gross profit                                 (7,133)         (39,262)       2,590,111       2,543,716
Gross profit ratio                            (1.37)%        (564.35)%          76.27%          64.83%

Selling expenses

         Selling expenses for the year ended December 31, 2003 decreased by $135,012 to $153,437 as compared to $288,539 for the prior year, representing an approximately 47% decrease. The decrease was due mainly to the reduction in advertising and promotion expenses of this year compared with those of the prior year, which declined from $117,290 to $14,721. We have moved the marketing focus from beep pager users to mobile phone users in order for us to adapt to the demands demonstrated by the telecommunication market. Furthermore, the traditional marketing method on beep pager users was not a fit for mobile phone value-added information service and distribution. As we have contracted with an installing agent to install our software in the inventory of a retailer, and established collaborative relationships and partnerships with the installing agent and retailer to sell information services, we have been able to reduce our marketing expenses.

General and administrative expenses

         General and administrative expenses for the year ended December 31, 2003 increased by $180,608 to $391,930 as compared to $211,322 for the year ended December 31, 2002, representing an 85% increase. The increase was attributable mainly to an increase in employee compensation and welfare payments along with the annual amortization of intangible assets. The employee compensation and welfare payments increased by $102,666 representing a 161% increase. In addition, the amortization of software development cost increased by $45,645, representing a 76% increase at TCH level. Property taxes increased by $9,056 in the year ended December 31, 2003 as we purchased a new property at the end of year 2002. The rent increase of $20,540 in the year ended December 31, 2003 was due to rent for new office space.

Interest income (expense)

         During the year ended December 31, 2002, we used funds from Sifang Information to start our mobile phone distribution business, the outstanding balance of due to our parent was $604,062 at December 31, 2002 and interest expense incurred during the year ended December 31, 2002 was $ 36,245 all of which was paid to our parent, Sifang Information.

         During the year ended December 31, 2003, we paid off all outstanding balances and lent certain funds to our parent, Sifang Information. All lent monies were repaid before December 31, 2003. During 2003 there were inter-company loans between TCH and Sifang Information. However, the outstanding balance due to and due from these entities at the year ended December 31, 2003 was $0, whereas the total interest expense incurred during the year ended December 31, 2003 was $12,082 all of which was related to the amount due to parent.

Income tax

         TCH is subject to taxation under the laws of the PRC, and the statutory income tax rate for the year ended December 31, 2003 was 7.5% and for the year ended December 31, 2002 was 0%. During the year ended December 31, 2003, the income tax expense was $246,694 based on pretax income of $3,134,674 whereas the income tax for the year ended December 31, 2002 was zero as our company was still under the period for receiving the preferred tax treatment regardless of pretax income of $2,003,442 for that year.

         According to Statement of Financial Accounting Standards No. 109 "Accounting for Income Tax", an entity is required to recognize deferred tax liabilities and assets which are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statement. Regarding the deferred income tax expense (benefit), the deferred income tax benefit $5,556 generated in the year December 31, 2002 was due to the changes in deferred tax liabilities and assets. For the year ended December 31, 2003, the deferred income tax expense $601 was due to the changes in deferred tax liabilities and assets.

Net income

         We recorded net income of $2,887,980 for the year ended December 31, 2003, an $878,982 increase in net income compared to a net income of $2,008,998 for the prior year, representing an approximately 44% increase. The increase in net income was due mainly to: 1) the increase of mobile phone distribution gross profit from a negative 7,133 to a positive $1,104,825; 2) the after tax income generated from providing value-added information service to mobile phone users was higher than the after-tax income generated from providing value-added information service to pager users.

Earnings per share

         The earnings per share for the year ended 2003 increased by $0.06 to $0.21 compared to earnings per share of $0.15 for the prior year, representing an approximately 40% increase. The increase was due mainly to an increase in net income.

Liquidity and Capital Resources

         The Company's cash balance decreased by approximately $750,502 from approximately $877,568 as of September 30, 2003 to approximately $127,066 as of September 30, 2004. This decrease in cash was due primarily to the decrease in net income and the increase of accounts receivable.

         The cash flow provided by operating activities for the nine months ended September 30, 2004 decreased by approximately $139,716 to $290,362 compared to $430,078 cash provided in operating activities for the same period of the prior year. We believe that the decrease was due mainly to the increase of $1,891,866 in accounts receivable offset by the non-cash expense of $1,014,423 and increase of $68,166 in current liabilities for the nine months ended September 30, 2004. First, net income of $977,833 for nine months ended September 30, 2004 compared to net income of $2,037,827 in the same period of the prior year, represented a change of $1,059,994. Second, the cash used in accounts receivable increased $1,891,866 in the nine months ended September 30, 2004 compared to the net cash used of $251,770 in the same period of the prior year, representing a change of $1,640,096. Advances to vendors increased by $463,248 at September 30, 2004 compared to the increase of $1,153,961 for the same period of the prior year, represented a positive change of $690,713. Inventory decreased by $521,815 at September 30, 2004, compared to the increase in inventory by $1,403,365. VAT recoverable in the nine months ended September 30, 2004 was a cash generator representing a change of approximately $196,420 compared to that in the same period of the prior year. However, the change in accounts payable was in a net cash used position in the nine months September 30, 2004, representing a negative change of approximately $579,932 compared to positive cash inflow of $474,889 for the same period of the prior year. The change in deferred revenue at September 30, 2004 was less than the change in deferred revenue for the same period of the prior year.

         The cash flow used in investing activities for the nine months ended September 30, 2004 increased by $1,413,809 to approximately $2,159,769 compared to $745,960 for the same period of the prior year, representing a significant increase. The increase in cash used in investing activities was due mainly to the increase in loan receivables from Sifang Information, the parent company before the reverse acquisition.

         The cash flow provided by financing activities for nine months ended September 30, 2004 increased by approximately $282,570 compared to the absent cash inflow for the same period of the prior year. We believe that the increase was due mainly to the proceeds from issuing its common stock in addition to the fact that we did not have any payment for amount due to Sifang Information in the nine month period ended September 30, 2004.

         Our cash balance increased by approximately $520,058 from $1,193,690 as of December 31, 2002 to $1,713,748 as of December 31, 2003. This increase in cash was due primarily to the increase in net income.

         The cash flow provided by operating activities for the year ended December 31, 2003 increased by approximately $901,825 to approximately $1,383,597 as compared to the cash of approximately $481,772 generated from operating activities for the year ended December 31, 2002. The increase in cash flow from operating activities was attributed mainly to the increase of $878,982 in net income. The cash out-flow in accounts receivable for the year ended December 31, 2003 increased by $1,434,318 compared to the cash out-flow of $356,298 for the prior year, representing a 402.56% increase. The cash out-flow in inventory for the year ended December 31, 2003 decreased by $747,223 compared to the cash out-flow of $1,169,223 for the prior year, representing a 63.91% of decrease. The cash in-flow in VAT recoverable for the year ended December 31, 2003 was $117,780 compared to the cash out-flow of $201,194 for the prior year, representing a positive change of $318,974. Deferred revenue and accounts payable were in a net cash generated position for the year ended December 31, 2003, representing a positive change of approximately $111,569 and $501,352 as compared to the prior year.

         The cash flow used in investing activities for the year ended December 31, 2003 decreased by $322,785 to approximately $259,858 as compared to $582,643 for the prior year, representing a 55.4% decrease. The decrease in cash used in investing activities was mainly due to the decrease in purchasing of property, equipment and software.

         The cash flow used in financing activities for the year ended December 31, 2003 was the same amount provided by financing activities for the prior year due to the repayment of amounts due to parent incurred in 2003.

         Management estimates that we will continue to have positive cash flow provided by operating activities in the remaining three months of 2004. We may continue to lend money to Sifang Information on an as-needed basis. However, management expects to collect certain amounts due form Sifang Information in the second half of 2004.

         Management predicts that in the upcoming year, the cash needed for our growth strategy and related working capital requirements will be derived from the cash generated from operating activities and financing activities. We intend to conduct a private placement to raise approximate $5 million from investors and a long-term debt financing, as an alternative way, for the purpose of developing our new projects and expanding current operations, which focus on mobile phone distribution and wireless value-added services. No assurance can be given that we will succeed in our plan of financing.

         The forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties. The actual funding requirements may differ materially from this as a result of a number of factors including plans to fully support our expansion.

Recent Accounting Pronouncements

         In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46, as amended by FIN 46(R), issued in January 2003, requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. The provisions of FIN 46(R) are applicable for fiscal years ending after December 15, 2004. We do not have any variable interest entities that must be consolidated.

Quantitative and Qualitative Disclosures About Market Risk

         Foreign Currency Risk. Substantially all our revenues and expenses are denominated in Renminbi, but a portion of our cash is kept in U.S. dollars. Although we believe that, in general, our exposure to foreign exchange risks should be limited, our cash flows and revenues will be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our cash flows would be reduced which could materially adversely affect our business. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our ordinary shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

         We have experienced minute foreign exchange gains or losses to date. However, we do not engage in any hedging activities, and we may in the future experience economic loss as a result of any foreign currency exchange rate fluctuations.



                                    BUSINESS

General

         Our  current  operations  include  providing  value  added  information
services  and  cellular  phone   distribution   through  our  Chinese  operating
subsidiary.

Overview

         Value-Added Information Services. We render value-added information services in China by purchasing content from third-party providers and reformatting that content. Our value-added information services enable wireless receiver (mobile phone and pager) users in China to access financial information and various entertainment-related services. We contract with our affiliated wireless service providers to transmit the reformatted content to customers of China's various network operators.

         The primary focus of our value-added information services is on providing wireless receiver users in China with access to financial information. We derive the vast majority of our value-added information services revenue from our financial information business. Our financial information software, Sifang Gutong, allows our customers to access stock and currency exchange information and execute stock trades. We are one of the largest stock information and trading value-added information service providers in China.

         We began providing our entertainment-related services, including icons, screen savers, multiplayer games, Western horoscopes, jokes, and sports and entertainment news during the latter part of 2003. These services are ancillary to our financial information services and they represent only a small portion of our value-added information services revenue at the present time.

         Leveraging our experience and understanding of the wireless value-added services market in China, we have consistently purchased and reformatted content, applications and technologies that are popular in the Chinese wireless market. To further enhance and differentiate our services, we have entered into, and will continue to actively pursue, collaborative relationships with third parties to customize, market and provide access to their content through various wireless technologies to Chinese consumers. In addition, all of our services are promoted by our sales force and supported by our customer service team, each of which is strategically based in Shanghai.

         In order to meet ownership requirements under Chinese law that restrict us, as a foreign company, from operating in certain industries such as value-added telecommunication and Internet services, we have entered into information service and cooperation agreements with two of our affiliates that are incorporated in the People's Republic of China: Sifang Information and Tianci. We hold no ownership interest in Sifang Information or Tianci. Sifang Information and Tianci contract with China Mobile Communications Corporation, or China Mobile, and China United Telecommunications Corporation, or China Unicom, respectively, to provide wireless value-added information services to wireless receiver customers in China via China Mobile and China Unicom. Sifang Information transmits those services to customers of China Mobile and China Unicom on behalf of itself and Tianci pursuant to a signed agreement between Sifang Information and Tianci.

         Distribution. We primarily distribute nine different SAMSUNG Electronics Co., Ltd., or Samsung, mobile phone models in the Shanghai, China region. Six of the Samsung models we distribute are compatible with the CDMA network and three of the Samsung models we distribute are compatible with the GSM network. We plan to pre-install the end-user portion of our Sifang Gutong software in all of the Samsung mobile phones we distribute, and market our stock information, stock trading, and currency exchange services by placing brochures touting those services in the packaging of those Samsung mobile phones before we distribute the phones to retailers. We believe this process will increase name recognition of our financial information, stock trading, and currency exchange services with wireless receiver users.

         There are three main first-tier wholesalers of Samsung phones in China:
Shanghai Taili Communication Equipment Co., Ltd., Shenzhen Tianyin Communication Development Co., Ltd., and Guangzhou Yingtai Data Power Technology Co., Ltd. These first-tier wholesalers contract, through local branches, with sub-wholesalers to distribute each Samsung model in a defined area. We have contracts with Shanghai branch offices of the three main first-tier wholesalers on whom we rely, making us a sub-wholesaler distributor of nine Samsung mobile phone models in the Shanghai region. We sell approximately 52% of our mobile phones to three retailers.

Our Business Strategy

         Our objective is to maintain and strengthen our position both as a provider of wireless value-added information services and as a distributor of mobile phones in the Shanghai region. In order to achieve our objective, we plan to, among other things, increase the number of subscribers to our value-added information services by increasing the number of mobile phones we distribute and pre-installing those phones with the end-user portion of our Sifang Gutong software. Key strategies for achieving our goal are to:

o Continue to expand and diversify our portfolio of wireless value-added information services, including new SMS, 2.5G and other next generation services such as those compatible with 3G,
o Increase investment in sales, marketing and branding, both in conjunction with network operators and through independent activities, in order to promote customer awareness of our wireless value-added information services in China,
o Continue to strengthen our relationships with China Mobile and China Unicom by increasing our sales presence at the national and local levels and through joint marketing and promotion activities,
o Expand our marketing channels by continuing to develop integrated marketing campaigns with traditional media outlets,

o Continue to be a sub-wholesaler of Samsung mobile phones and increase the number of models of mobile phones that we distribute, and
o Work on establishing relationships with new mobile phone manufacturers and wholesalers in order to diversify our distribution business.

                      Our Value-Added Information Services

Financial Services

         Our primary focus with regard to value-added information services is the provision of financial information services utilizing our Sifang Gutong software. This software, developed by Chengao, utilizes the JAVA and BREW platforms. JAVA and BREW utilize the more advanced 2.5G technology standard, which enables high-capacity wireless data transmissions. As a result, services offered over these platforms are more sophisticated and offer users higher quality graphics and richer content and interactivity, commanding a premium price over our other services. Our Sifang Gutong software enables our mobile phone and pager customers to access quotes and retrieve customized investment-related information, as well as access our currency exchange information.

         Sifang Gutong provides our mobile phone and pager customers with the ability to receive streaming real-time quotes, including stocks, most active issues, largest gainers and losers, and mutual funds for securities trading on the Shenzhen and Shanghai stock exchanges. Our Sifang Gutong software available to mobile phone users includes a stock trading function that enables our mobile phone customers to directly place orders to buy and sell securities listed on the two aforementioned stock exchanges. Our trading window corresponds with the hours that securities markets are open from 9:30 a.m. to 11:30 a.m., and from 1:00 p.m. to 3:00 p.m., Beijing Time.

         We receive a continuous direct feed of detailed quote data, market information and news. Our customers can create customized lists of stocks for quick access to current trading information. Through our relationships with financial information companies such as Shanghai Stock Information Company, we also provide access to breaking news, charts, market commentary and analysis.

         The value-added financial information we offer can only be accessed by a customer on whose mobile phone or pager the end-user portion of our Sifang Gutong software has been installed. We plan to pre-install the end-user portion of our Sifang Gutong software in all of the Samsung mobile phones that we distribute. With regard to mobile phones and pagers not distributed by us, we will provide installation of our Sifang Gutong software free of charge upon request.

         Pursuant to the request of a Beijing retailer, we entered into an agreement with Chengao and Sifang Information whereby Chengao installs the end-user portion of our Sifang Gutong software into mobile phones owned by the retailer. The retailer sells these phones at a premium price to consumers. In return for the premium price, the consumers receive our value-added information services for six months free of charge. The retailer passes the premium back to Chengao, who retains a small installation fee and then passes the remainder on to us. This relationship helps us market our value-added information services and enables us to establish relationships with new customers.

Other Services

         We also provide icons and screen savers, multiplayer action games, Western horoscopes, jokes and event-driven or entertainment news updates. These services represent only a small portion of our value-added information services revenues at the present time. However, we believe that providing wireless receiver users in China access to entertainment-related services increases our ability to retain our financial information subscribers and expand our subscriber base, and we expect the entertainment-related services portion of our value-added information services business will grow over time.

o Horoscopes. With this service, users can obtain daily Western horoscopes via their mobile phones or pagers.
o Games. We offer interactive SMS, JAVA and WAP-based games that can be played on the screens of mobile phones. These games are designed to be easy to play on the dial pad of a mobile phone and to maximize the graphics available on mobile phone screens. Our current game offerings include our popular titles Ant Kingdom and English Island. Ant Kingdom, designed for the WAP platform, is a role-playing game set in the kingdom of Ant. Players begin play as a soldier, and as they gain experience in the game, gradually build their character to higher levels such as captain, officer and eventually, king. The goal of the game is to be the king. In English Island, a JAVA-based educational game, players are given English words and must spell them correctly. Every time a player spells a word correctly, the player's score increases. The faster a player can spell words correctly, the higher the score he can achieve.
o Jokes. We send users of this service a variety of jokes on demand or via automatic daily messages.
o News. We automatically send periodic SMS messages on recent event-driven news, sports (especially soccer), or entertainment events to subscribers of this service. Mobile phone users can also download desired information on demand. We obtain our news content from government affiliated media companies, such as XinhuaNet and other local media.

Content Relationships

         Our content collaborators authorize the inclusion of their content in one or more of our value-added information services for a fixed fee which we pay directly to the provider. Our agreements with our content collaborators usually have a one-year term, and are non-exclusive. Currently, our key content collaborators are:

o        Shanghai Stock Information Company.
o        Xinhua News Agency (Shanghai).
o        Shanghai Wanguo Stock Information Company.
o        Shanghai Yibang Stock Information Company.
o        Shanghai Shiji Stock Information Company.
o        Korea Techall Co., Ltd. (which provides game content).
o        Shanghai Shenfa Software Co., Ltd. (which provides game content).

Marketing Relationships

         Sifang Information and Tianci, our affiliated value-added mobile phone service providers, have marketing relationships with China Mobile and China Unicom. We sell and market our services principally through China Mobile and China Unicom. We also sell and market through Sifang Information's Web site, www.sifang.net, and promotional events, direct marketing, media advertising and other activities.

         We are also focused on expanding our marketing channels by developing integrated marketing campaigns with traditional media outlets and multinational corporations. For example, we have been involved in several marketing campaigns with Motorola whereby our wireless value-added services are promoted in their in-store and media advertising in China, and Motorola is in turn promoted through our services.

         We sell all of our paging value-added information services through our affiliated value-added paging service provider, Sifang Information. We contract directly with end users to settle all payments from pager users. We market our paging value-added information services through traditional media outlets, including newspapers and magazines, and directly to end-users.

Operator Channels

         General. All of our paging value-added information services are provided through the paging network owned by Sifang Information. We contract directly with the pager users to collect all fees generated from our value-added information services. We have an information service and cooperation agreement with Sifang Information that provides us exclusive access to their paging network for ten years. This agreement is automatically renewable for additional one year terms unless we decide to terminate. All of our mobile phone value-added information services are provided to mobile phone users by Sifang Information through the networks of China Mobile and China Unicom. Previously, mobile phone users paid for our services by purchasing pre-paid services cards. Now, our services are billed to mobile phone customers in one of two ways: (1) certain of our customers pay for our services in advance when they purchase our services and a mobile phone together in a premium package (through our relationship with Chengao and Sifang Information), and (2) our other customers (who do not purchase our services as part of any such premium package) are billed by the mobile operators, who collect the fees for our services, including both our data access and short message services, from their mobile phone subscribers. The mobile operators then pass those fees (net of fees charged by the mobile operator) to our affiliated value-added service providers, Sifang Information and Tianci, who in turn pass those fees to us in return for a small fee pursuant to the terms of information service and cooperation agreements between us and each of them.

         Our management team utilizes our experience in China to develop close ties with the key personnel of the mobile operators at the central and provincial levels. As of September 30, 2004, we had approximately 25 sales professionals strategically located in provinces and municipalities concentrated in the eastern and southern regions of China to work closely with the mobile operators at the local level, where pricing and important marketing and operational decisions are made. Our sales network enables us to work closely with operators to facilitate the approval required for new service offerings and for related pricing and to enjoy enhanced marketing and promotional support. We are also able to gain insight into developments in the local markets and the competitive landscape, as well as new market opportunities. Our sales professionals are well-incentivized; most of their compensation is tied to usage of our services in the applicable region.

         Coordinated  Marketing  Campaigns.   Our  affiliated  wireless  service
providers cooperate in marketing campaigns with China Mobile and China Unicom. These network operators distribute literature marketing us and our affiliates.

Non-Operator Channels

         We also focus on non-mobile operator sales and marketing activities, such as:

o promoting Sifang Information's Web site, www.sifang.net, to potential users as a fun, easy-to-access place to request our wireless content and applications,
o engaging in direct marketing to mobile phone users by, for example, including advertising inserts in users' bills from Shanghai Mobile and Shanghai Unicom,
o engaging in direct marketing to stock market investors by, for example, including advertising inserts in investors' bills from brokerage companies such as GF Securities Co., Ltd., Guotai Junan Securities Co., Ltd., Everbright Securities Co., Ltd. and Guoxin Securities Co., Ltd.,
o        utilizing our database of users to create targeted marketing campaigns,
o advertising in traditional media outlets such as newspapers and magazines, and
o we plan to pre-install the Samsung mobile phones we distribute with the end-user portion of our Sifang Gutong software, and place brochures touting our stock information, stock trading and currency exchange services in the packaging of those phones, before distributing them to retailers.

Customer Research

         Our sales, marketing and product development activities are supported by our five-member customer research department. This department focuses our sales efforts in the following three distinct phases:

         Customer Acquisition. Our customer research department analyzes the success rates of various national and local marketing campaigns in which we are involved, including by user segment and cost per user, in order to determine which campaigns are the most effective. Using phone surveys, focus groups and analyses of usage patterns, the department also considers demographic and other market factors to identify product mixes and product categories which are suitable for the current market environment.

         Customer Conversion. To enhance our ability to convert one-time or occasional customers into regular users of our services, our customer research department analyzes customer and product churn rates across the market, average revenue per user data and other information. In this way, it can identify different customer segments and develop targeted marketing campaigns for those segments, including cross-selling and up-selling marketing campaigns.

         Customer Retention. Our customer research department evaluates ways to maximize user interest in our services through, for example, providing feedback to our product developers to improve product features based on customer information and bundling older services with newly launched services. It also creates various reward programs designed to enhance customer loyalty.

Customer Services

         We pride ourselves in providing high quality customer service. Our dedicated customer service center based in Shanghai provides our users real-time support and is staffed by 20 full-time professionals. The center currently operates everyday from 7:00 a.m. to 10:00 p.m. We strive to achieve the fastest response times and highest customer satisfaction levels in the industry.

Competitive Landscape

         There  are  currently  three  broad   categories  of  wireless  service
providers in China:

o Portal service providers, which have established expertise in Internet content and have subsequently branched into mobile space. The portals serve as content aggregators offering a variety of wireless value-added services. These national portal operators include Sohu, NetEase, SINA, and Tom.com.
o Dedicated service providers, whose businesses focus on offering a variety of wireless content directly to mobile users. These providers include Linktone, Newpalm and Mtone Wireless.
o Niche service providers, which focus on a particular market segment or application that often builds on a pre-existing sector competency. These providers include Tencent, Enorbus, and Solute. We belong in this category because of our focus on financial information services.

We may also face competition from international wireless service providers.

As the mobile operators are becoming more selective in choosing their service providers to promote high quality content, ensure high levels of customer service and limit the number of providers with which they have to deal, scale is becoming more important, and we believe the industry will likely experience consolidation with the leading nationwide providers gaining more market share at the expense of smaller local providers. Nationwide providers may also acquire some of their smaller competitors to gain access to local relationships with the mobile operators in China or new product expertise.

                                  Distribution

Our Distribution Operation

         We distribute various mobile phone brands in the Shanghai, China region. We distribute mobile phones manufactured primarily by Samsung, and to a lesser extent, by Motorola, Inc. ("Motorola"). We began distributing Motorola mobile phones in early 2002 and Samsung mobile phones in November 2002. We began discontinuing our Motorola mobile phone distribution business on June 30, 2004. We will remain a distributor, for the Shanghai region, of nine different mobile phone models manufactured by Samsung, and plan to increase our sales of Samsung mobile phones.

         Six of the Samsung models we distribute are compatible with the CDMA network and three of the Samsung models we distribute are compatible with the GSM network. We plan to pre-install the end-user portion of our Sifang Gutong software in all of the Samsung mobile phones we distribute, and market our stock information, stock trading, and currency exchange services by placing brochures touting those services in the packaging of those Samsung mobile phones before we distribute the phones to retailers. We believe this process will increase name recognition of our financial information and stock trading services with wireless receiver users.

         There are three main first-tier wholesalers of Samsung phones in China:
Shanghai Taili Communication Equipment Co., Ltd., Shenzhen Tianyin Communication Development Co., Ltd., and Guangzhou Yingtai Data Power Technology Co., Ltd. These wholesalers contract, through local branches, with sub-wholesalers to distribute each model in a defined area. We have contracts with Shanghai branch offices of the three main first-tier wholesalers on whom we rely, making us a sub-wholesaler distributor of nine Samsung mobile phone models in the Shanghai region. We sell approximately 52% of our mobile phones to three retailers.

         We have rebate programs with Shanghai Taili Communication Equipment Co., Ltd. and Shenzhen Tianyin Communication Development Co., Ltd. whereby we are credited a certain portion of the sales price we paid to the first-tier wholesaler if we are able to fulfill certain sales volume prescribed by that first-tier wholesaler. As a result, we are entitled to receive certain rebates and credits for the inventory held and sold by us within a specified period of time as set by the first-tier wholesaler offering the rebate program.

Competition

         We estimate that we compete with between ten and 20 other sub-wholesalers for the rights to distribute Samsung phones in the Shanghai region. The three main competitive factors the wholesalers consider in granting a sub-wholesaler the rights to distribute a particular model include:

         Available Cash Flow. Sub-wholesalers must be able to pay for the mobile phones they desire to purchase from first-tier wholesalers. First-tier wholesalers will be hesitant to grant rights to distribute a particular model to a sub-wholesaler if that sub-wholesaler does not have sufficient capital to make large purchases. We believe that having adequate cash flow gives us a competitive advantage.

         Relationships with Retailers. The wholesalers look to the types of relationships sub-wholesalers have with large retailers when deciding which sub-wholesaler to utilize. We have strong relationships with three large retailers in Shanghai and sell approximately 52% of our mobile phones to these three retailers.

         Relationships with Wholesalers. We have relationships with the three major wholesalers of Samsung phones in China and have been sub-wholesalers for those three wholesalers for more than a year.

                                    Employees

The following table summarizes the functional distribution of our employees as of December 29, 2003 and 2004:



                                                            December 20,
                              Department              2003                2004
                Business Development                    5                  5
                Customer Research                       5                  5
                Customer Service                       20                  20
                Finance                                 3                  3
                Human Resources                         2                  2
                Investor Relations                      2                  2
                Legal and Administrative                2                  2
                Sales and Marketing                    25                  25
                Product Development                    20                  20
                Technical Support                      10                  10

                Total                                  94                  94

         None of our personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.

                                   Facilities

         We currently occupy two office spaces in the Shanghai region. We lease the first, located at 429 Guangdong Road, Shanghai, People's Republic of China 200001, for approximately $41,000 a year, pursuant to an operating lease that expires in December 2006. This office space contains our corporate headquarters, and is approximately 250 square meters under an operating lease that expires in December 2006. We own the second, located at 689 Laoshandong Road, Shanghai, People's Republic of China 200120, which houses our technical team and servers, and is approximately 800 square meters. We believe we will be able to obtain adequate facilities, principally through the leasing of appropriate properties, to accommodate our future expansion plans.

                                Legal Proceedings

         No legal proceedings have been or are currently being undertaken for or against the company, nor are we aware of any contemplated proceedings.

                     Wireless Technology Standards in China

         Several different wireless technology standards have been developed which operate at different frequencies with both analog and digital radio signals. First generation wireless telephone systems employ analog technology, while newer systems employ digital technology. Digital wireless technology, commonly referred to as second generation technology, or 2G, multiplies the number of users that can be served by the same band of spectrum using analog technology. The wireless technologies most relevant in China currently include:

o Global System for Mobile Communications, or GSM -- initially developed in order to facilitate unification and integration of telecommunications within the European Union has become widespread throughout most Asian countries. GSM technology breaks audio signals into sequential pieces of data of a defined length, places each piece into an information conduit at specific intervals and then reconstructs the pieces at the end of the conduit. A key component of the GSM system is the SIM card. Data stored on the card identifies the subscriber to the mobile network as well as the service authorized for that subscriber. Since the identity of the subscriber is held on the card, any mobile phone can be used in conjunction with the SIM card.
o Code Division Multiple Access, or CDMA -- a digital technology standard which has been used in commercial operation by several operators in certain countries such as the United States and Korea. Unlike GSM, CDMA technology is a continuous transmission technology which uses a coding system to mix discrete audio signals together during transmission and then separates those signals at the end of transmission.

         Prior to the commercial rollout of third generation, or 3G, networks, 2.5G technology standards have been developed for both the GSM and CDMA technologies to offer higher data transmission speeds, enabling the use of more data intensive products. Current 2.5G wireless technologies include:

o General Packet-Switched Radio Service, or GPRS -- offers faster data transmission with speeds ranging from 56 kilobits per second, or Kbps, to 114 Kbps via a GSM network. GPRS supports a wide range of bandwidths and is particularly suited for sending and receiving small bursts of data, such as e-mail and Web browsing, as well as large volumes of data. GPRS also makes it possible for users to make telephone calls and transmit data simultaneously.
o CDMA 1x RTT -- an advanced CDMA-based technology which allows transmission of data at speeds of up to 144 Kbps, compared to a maximum of 64 Kbps for second generation CDMA networks.

         3G   represents   several   technology   standards   developed  by  The
International Telecommunications Union. Third generation technology has been developed for both the GSM standard and CDMA standard.

         Wireless value-added services can be offered through all of these technology standards and most commonly include:

o Short Messaging Services, or SMS -- a service that enables a user to send and receive text messages comprised of words or numbers or an alphanumeric combination. SMS was created when it was incorporated into the GSM standard.
o Wireless Application Protocol, or WAP -- a software protocol standard that defines a standardized means of transmitting Internet-based content and data to handheld devices such as mobile phones and pagers with secure access to e-mail and text-based Web pages. WAP supports most wireless networks including GSM and CDMA.
o Multimedia Messaging Services, or MMS -- a method of transmitting graphics, video clips, sound files and short text messages over wireless networks using the WAP protocol. MMS, however, is not the same as e-mail in that MMS is based on the concept of multimedia messaging. An MMS message is coded so that the images, sounds and text are displayed in a predetermined order as one singular message. Furthermore, MMS does not support attachments as e-mail does.
o JAVA -- a general programming environment that creates applications for the Internet or any other distributed networks. JAVA applications are intended to be independent of the hardware platform.

                                 Market Overview

Wireless Value-Added Services as a Revenue Driver for the Mobile Operators

         As the wireless market in China continues to develop, an increasing portion of the mobile operators' users have relatively low per capita incomes. These subscribers generally yield lower levels of average revenue per user, or ARPU, because they are primarily users of pre-paid services. In addition, China's wireless market is becoming increasingly competitive, as demonstrated by the recent CDMA promotions by China Unicom, as well as the intra-city wireless offerings by China's two fixed-line operators, China Telecom and China Netcom, which offer users limited mobile services within a city based on Personal Handyphone Service or Personal Access System technology. In addition, China Telecom, China Netcom and possibly other parties are expected to be awarded two wireless licenses, although the timing of such grants is unclear. Both China Telecom and China Netcom are large, established companies with significant assets and the entry by them or other companies into the Chinese wireless market could lead to further competition among the mobile operators. Due to these pressures on the traditional voice-related businesses of the mobile operators, SMS and other wireless value-added services have become a key differentiator and increasingly important driver for the growth prospects of China Mobile and China Unicom. We believe wireless value-added services will play a key role in the mobile operators' competitive positioning when attracting and retaining users as well as in their efforts to reverse declining ARPU levels.

         Against this competitive backdrop, the market for wireless value-added services in China has expanded significantly and is expected to continue to grow at a fast pace. Currently, SMS services continue to represent the bulk of the wireless value-added services market in China. This market is increasingly shifting towards next generation technologies, with mobile operators upgrading their networks to GPRS and CDMA 1x RTT and users upgrading to next generation mobile phones that can operate with technologies such as MMS and WAP. China Mobile and China Unicom have recognized this opportunity and are collaborating with select service providers, including us, to further develop 2.5G applications and services.

Operators' Wireless Value-Added Services Initiatives in China

         China Mobile was the first to enter the market by introducing a popular trial SMS program in connection with the Sydney Olympic Games in August 2000. China Mobile later established its Monternet(TM) platform in November 2000. China Unicom started its Uni-Info platform in May 2001. Monternet(TM) and Uni-Info offer mobile phone users a single access point to order and pay for wireless value-added services.

         From the inception of Monternet(TM) and Uni-Info, China Mobile and China Unicom have outsourced almost all content and applications for their platforms, meaning that these operators, much like NTT DoCoMo and SK Telecom, rely almost entirely upon third-party service providers to drive their network traffic, supply attractive wireless services and increase revenue from their wireless value-added services. In turn, the operators focus on the operation of their networks. For their part, wireless value-added service providers in China rely on the two operators, China Mobile and China Unicom, for the network distribution of their content and services, billing and collection, and remittance of revenues. Both operators have established similar fee arrangements.

         In addition to their working relationships with third-party service providers, China's mobile operators will likely form closer alliances with mobile phone vendors in order to standardize user friendly access to and functionality for wireless value-added services in all mobile phones.

                              Government Regulation

         The following is a summary of the principal governmental laws and regulations that are or may be applicable to wireless service providers like us in China. The scope and enforcement of many of the laws and regulations described below are uncertain. We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of laws, particularly with regard to wireless value-added services, which is an emerging industry in China.

Regulation of Telecommunication Services

         The telecommunications industry, including certain wireless value-added services, is highly-regulated in China. Regulations issued or implemented by the State Council, the Ministry of Information Industries, and other relevant government authorities cover many aspects of telecommunications network operation, including entry into the telecommunications industry, the scope of permissible business activities, interconnection and transmission line arrangements, tariff policy and foreign investment.

         The principal regulations governing the telecommunications services business in China include:

o Telecommunications Regulations (2000), or the Telecom Regulations. The Telecom Regulations categorize all telecommunications businesses in China as either infrastructure telecommunications businesses or value-added telecommunications businesses. The latter category includes SMS and other wireless value-added services. Under the Telecom Regulations, certain services are classified as being of a value-added nature and require the commercial operator of such services to obtain an operating license, including telecommunication information services, online data processing and translation processing, call centers and Internet access. The Telecom Regulations also set forth extensive guidelines with respect to different aspects of telecommunications operations in China.
o Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2002), or the FI Telecom Regulations. The FI Telecom Regulations set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecom enterprise. Under the FI Telecom Regulations, a foreign entity is prohibited from owning more than 50% of the total equity in any value-added telecommunications business in China, subject to certain geographic limitations.
o Administrative Measures for Telecommunications Business Operating License (2001), or the Telecom License Measures. Under the Telecom License Measures, an approved value-added telecommunications service provider must conduct its business in accordance with the specifications recorded on its Telecom Business Operating License.

         In addition to regulations promulgated at the national level by the Chinese government, the Shanghai municipal government has issued provisional regulations requiring SMS service providers to obtain licenses from or register with the local Ministry of Information Industries branch office before providing SMS service within the city. At this time, it is unclear whether national regulations will be promulgated regulating SMS services.

         Our affiliates, Sifang Information and Tianci, each have a value-added telecommunication services license issued by the Shanghai Municipal Telecommunications Administration Bureau, which is the local office of the Ministry of Information Industries. They are each also in the process of applying for an inter-provincial value-added telecommunication license with the Ministry of Information Industries.

Other Laws and Their Application

         Regulation of Internet Content Services. As a wireless value-added information services provider, we do not engage in the Internet portal business which typically involves the provision of extensive Internet content services, including Chinese language Web navigational and search capabilities, content channels, web-based communications and community services and a platform for e-commerce, such as auction houses. Sifang Information registered with the Shanghai Telecommunication Administration Bureau in January 2001 to provide commercial services at the www.sifang.net Web site.

         As a commercial ICP provider, Sifang Information is prohibited from posting or displaying any content that:

o        opposes the fundamental principles determined in China's Constitution;
o compromises state security, divulges state secrets, subverts state power or damages national unity;
o        harms the dignity or interests of the state;
o        incites ethnic hatred or racial  discrimination or damages inter-ethnic unity;
o sabotages China's religious policy or propagates heretical teachings or feudal superstitions;
o        disseminates   rumors,   disturbs   social  order  or  disrupts  social
         stability;
o propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes;
o insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or
o        includes   other   content   prohibited   by  laws  or   administrative
         regulations.

Failure to comply with these prohibitions may result in the closing of Sifang Information's Web site.

         Regulation of News Dissemination through SMS Services. Pursuant to a circular issued by the Shanghai Communications Administration, distribution of news content through wireless applications like SMS must be approved by relevant government agencies. Both Sifang Information and Tianci have all necessary approvals.

         Regulation of Advertisements. The State Administration of Industry and Commerce, or the SAIC, is the government agency responsible for regulating advertising activities in China. The SAIC has not promulgated regulations specifically aimed at wireless advertising through a media other than the Internet, such as through SMS services. One provisional regulation issued by Shanghai municipal government prohibits service providers from sending SMS advertisements without the client's consent.

         As part of our non-mobile operator marketing activities, we have developed integrated marketing campaigns with traditional media outlets such as magazines and newspapers and multinational corporations through certain cross-selling efforts with companies, including Motorola and Samsung. If the SAIC were to treat our integrated marketing campaigns or other activities as being advertising activities, we would need to apply to the local SAIC for an advertising license to conduct wireless advertising business (through SMSs, for example). We can give no assurance that such application would be approved by the SAIC. Failure to obtain such approval could result in penalties including being banned from engaging in online advertising activities, confiscation of illegal earnings and fines.

         Foreign Exchange Controls. The principal regulations governing foreign exchange in China are the Foreign Exchange Control Regulations (1996) and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations
(1996), or the Foreign Exchange Regulations. Under the Foreign Exchange Regulations, Renminbi is freely convertible into foreign currency for current account items, including the distribution of dividends. Conversion of Renminbi for capital account items, such as direct investment, loans and security investment, however, is still subject to the approval of the State Administration of Foreign Exchange, or SAFE.

         Under the Foreign Exchange Regulations, foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account items (but not for other items). In addition, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE.

Intellectual Property and Proprietary Rights

         We rely primarily on a combination  of copyright  laws and  contractual restrictions to establish and protect our intellectual property rights. We require our employees to enter into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us. Our employees are required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes, whether or not patentable or copyrightable, made by them during their employment are our property. They also sign agreements to substantiate our sole and exclusive right to those works and to transfer any ownership that they may claim in those works to us.

         While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States. Infringement or misappropriation of our intellectual property could materially harm our business. Sifang Information has registered the following Internet and WAP domain name www.sifang.net.

         Shanghai Sifang Communication Company ("Sifang Communication") has registered one trademark with China's Trademark Office. That trademark is our logo, a square (the English translation of "Sifang" is "square"). China's trademark law utilizes a "first-to-file" system for obtaining trademark rights. As a result, the first applicant to file an application for registration of a mark will preempt all other applicants. Prior use of unregistered marks, except "well known" marks, is generally not a basis for legal action in China. We may not be able to successfully defend or claim any legal rights in any trademarks for which we apply in the future.

         Pursuant to a license agreement between our affiliate, Sifang Communication, and us, we have the right to use our registered trademark, our square logo, whenever necessary. We also acquired all of Sifang Information's interest in the Sifang Gutong software pursuant to the terms of the spin-off of Sifang Information's business divisions focusing on value-added information services and distribution of mobile phones. We have the right to use the word "Sifang" and to market ourselves through www.sifang.net with regard to both of the spun-off divisions.

         Many parties are actively developing and seeking patent protection for wireless services-related technologies. We expect these parties to continue to take steps to protect these technologies, including seeking patent protection. There may be patents issued or pending that are held by others and that cover significant parts of our technology, business methods or services. Disputes over rights to these technologies are likely to arise in the future. We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table provides information about our executive officers and directors and their respective ages and positions as of January 3, 2005. The directors listed below will serve until the next annual meeting of the China Digital Wireless stockholders:

Name                     Age          Positions Held
----                     ---          --------------

Tai Caihua               47           Director, President, Chairman of the Board
Shi Ying                 44           Director
Huang Tianqi             32           Director, Chief Technology Officer
Jing Weiping             40           Director
Mao Ming                 42           Director
Song Jing                28           Director
Fu Sixing                43           Director, Chief Executive Officer
Yu Ruijie                41           Director
Zhang Xiaodong           36           Director
Huang Wei                41           Director
Lu Qin                   35           Chief Financial Officer


         Tai Caihua has served as our president, chairman of our board of directors and a member of our board of directors since June 23, 2004. Mr. Tai has been (i) the president and sole director of our wholly owned subsidiary, Sifang Holdings, since February 2004; (ii) chairman of the board of directors of Sifang Holdings' wholly owned subsidiary, TCH, since our inception in May 2004;
(iii) director and general manager of Shanghai Tianci Industry (Group) Co., Ltd., one of our affiliates, since January 1994 and (iv) a director of Sifang Information, one of our affiliates, since December 2001. Mr. Tai holds a Masters of Business Administration from the Macau University of Science and Technology.

         Shi Ying has served as a member of our board of directors since June 24, 2004. Ms. Shi has been the head of operations and a member of the board of directors of TCH since our inception in May 2004. For the past eight years she headed the operations department of Sifang Information. Ms. Shi graduated from the Shanghai Sports College with a Bachelors degree.

         Huang Tianqi has served as our chief technology officer since June 23, 2004 and a member of our board of directors since June 24, 2004. Mr. Huang has served as chief technology officer of Sifang Holdings and vice-general manager, chief technology officer and a director of TCH since their inception in February 2004 and May 2004, respectively. Mr. Huang also serves as the vice-general manager and a member of the board of directors of Sifang Information. Before becoming vice-general manager, Mr. Huang was the chief technology officer at Sifang Information for seven years. Mr. Huang graduated from Nanjing University of Posts and Telecommunications with a Bachelors Degree and from Shanghai Jiao Tong University with a Masters of Science Degree.

         Jing Weiping has served as a member of our board of directors since June 24, 2004. Mr. Jing has served as a member of the board of directors of TCH since our inception in May 2004 and as a Director of Sifang Information since 2001. Mr. Jing served as the manager of the technology assurance department of Sifang Information for the past nine years. Mr. Jing received his Bachelors Degree from Dong Hua University.

         Mao Ming serves as a member of our board of directors. He was elected to our board of directors June 24, 2004. He has been (i) the general manager and a member of the board of directors of TCH since our inception in May 2004; and
(ii) the general manager and a director of Sifang Information since January 1998. Mr. Mao graduated from China PLA Measurement College with a Bachelors Degree and from the Macau University of Science and Technology with a Masters of Business Administration.

         Song Jing has served as a member of our board of directors since June 24, 2004. Mr. Song has served as vice-general manager and a member of the board of directors of TCH since our inception in May 2004 and as general manager of Shanghai Shan Tian Telecommunication Co., Ltd., an affiliate of ours, since November 2003. Previously, Mr. Song served as director and general manager of Shanghai Zhong Si Hua Hao Co., Ltd. for one year and assistant general manager of both Shanghai Hua Si Trading Co., Ltd. and Shanghai Qi Shi Trading Co., Ltd for five years.

         Fu Sixing has served as our chief executive officer since June 23, 2004 and a member of our board of directors since June 24, 2004. Mr. Fu has served as executive manager of Sifang Holdings and as the head of the research and development department and a director of TCH since their inception in February 2004 and May 2004, respectively. For the past seven years, Mr. Fu was (i) the assistant to general manager of Shanghai Tianci Industry (Group) Co., Ltd.; (ii) a director and the general manager of Shanghai Sifang Health Technology Co., Ltd. and directorate secretary of Sifang Information. Mr. Fu received a Bachelors of Science in Physics from Nanjing University, a Masters of Social Science in Economics from Huadong Normal University and a Doctorate of Business Administration from the University of Southern California.

         Yu Ruijie has served as a member of our board of directors since June 24, 2004. Mr. Yu has served (i) as head of the Systems Department and a director of TCH since our inception in May 2004 and (ii) as the head of the Systems Department of Sifang Information since January 1994. Mr. Yu received a Bachelors Degree in Computer Science from Shanghai University of Engineering Science.

         Zhang Xiaodong has served as a member of our board of directors since June 24,2004. Mr. Zhang has served as the head of the projection department of TCH since our inception in May 2004. Mr. Zhang also serves as a director and the head of the projection department of Sifang Information. For the past nine years, Mr. Zhang served as head of the wireless engineering department at Sifang Information. Mr. Zhang graduated from Shanghai Jiao Tong University with a Bachelors Degree and received a Masters Degree from the Macao University of Science and Technology.

         Huang Wei has served as a member of our board of directors since June 24, 2004. Mr. Huang has served as (i) the vice-general manager of TCH since our inception in May 2004 and (ii) vice-general manager and a director of Sifang Information. since 1993. Ms. Huang graduated from Nanjing University of Air Force and Politics with a Bachelors Degree in Logistics.

         Lu Qin has served as our Chief Financial Officer since June 23, 2004. Ms. Lu has served as the (i) head of the accounting department of TCH and Sifang Information since May 2004 and April 1998, respectively and (ii) financial controller of Sifang Holdings since February 2004. Ms. Lu graduated from Shanghai Television University with a Bachelors Degree in Financial Accounting and is a Certified Public Accountant.

Board Composition and Committees

         The board of directors is currently composed of ten members, including Tai Caihua, Song Jin, Shi Ying, Mao Ming, Fu Sixing, Huang Tianqi, Huang Wei, Jing Weiping, Yu Ruijie and Zhang Xiaodong. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

         We currently do not have standing audit, nominating or compensation committees. We intend, however, to establish an audit committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options), including compensation of executive officers.

Director Compensation

         We do not pay our directors a fee for attending scheduled and special meetings of our board of directors. We do reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Indebtedness of Directors and Executive Officers

         None of our directors or officers or their respective associates or affiliates is indebted to us.

Family Relationships

         Except as set forth herein, there are no family relationships among our directors or officers. Mr. Tai Caihua, President and a member of our Board of Directors is married to Ms. Shi Ying, a member of our Board of Directors and Ms. Ying is also a sibling of Huang Wei, a member of our Board of Directors.

Executive Compensation

         The following Summary Compensation Table sets forth all cash compensation paid to our chief executive officer for services rendered in all capacities to the company during the noted periods. No other executive officers received salary and bonus compensation in excess of $100,000 during fiscal 2003.

                           Summary Compensation Table

                                                                  Securities
 Name and Principal Underlying                                    Underlying
          Positions                       Year       Salary        Options
--------------------------------          ----       ------       ----------
Tai Caihua (1)
President/Chairman of the Board           2004       $2,416           --
Timothy P. Halter (2)
Chief Executive Officer/Director          2004        $-0-         131,722

Glenn Little (3)                          2004        $-0-            --
Chief Executive Officer/Director          2003        $-0-            --

------------------------
(1) Began service as an officer and director of the Company in June 2004. Reported salary information is as of August 31, 2004.
(2) Appointed Chief Executive Officer in February 2004 and resigned as an officer and director of the Company in June 2004.
(3)      Resigned as an officer and director of the Company in March 2004.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 3, 2005, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of China Digital, (ii) each person known to China Digital to be the beneficial owner of five percent or more of the outstanding shares of common stock of China Digital, and (iii) all directors and officers of China Digital as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of, and has sole voting and investment power with respect to, the shares indicated. Certain principal stockholders are selling stockholders in this offering.

                                   Amount and Nature of Beneficial Ownership (1)
                                   ---------------------------------------------
                                          Number              Percent of
Name of Beneficial Owner               of Shares (2)        Voting Stock (3)
------------------------               -------------        ----------------
Tai Caihua (4)                          11,301,764               66.4%
Shi Ying (5)                            11,301,764               66.4%
Halter Financial Group, Inc. (6)        1,271,287                 7.5%
Chinamerica Fund, LP                     877,193                  5.2%
Mao Ming                                 413,480                  2.4%
Song Jing                                413,480                  2.4%
Huang Tianqi                             275,652                  1.6%
Jing Weiping                             275,652                  1.6%
Fu Sixing                                275,652                  1.6%
Yu Ruijie                                275,652                  1.6%
Zhang Xiaodong                           275,652                  1.6%
Huang Wei                                275,652                  1.6%

Directors and executive officers
as a group (10 persons)               13,782,636                 81.0%
------------------------
(1) On January 3, 2005, there were 17,018,692 shares of China Digital Wireless common stock outstanding. Each person named below has sole investment and voting power with respect to all shares of our common stock shown as beneficially owned by the person, except as otherwise indicated below.
(2) Under applicable rules promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, a person is deemed the "beneficial owner" of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person's economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through (x) the exercise of any option or warrant or (y) the conversion of another security.
(3) In determining the percent of our common stock owned by a person (a) the numerator is the number of shares of our common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 17,018,692 shares of our common stock outstanding on January 3, 2005 and (ii) any shares of our common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator include shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(4) Includes 1,791,743 shares held by Mr. Tai's wife, Shi Ying. Mr. Tai disclaims beneficial ownership of those shares.
(5) Includes 9,510,021 shares held by Ms. Shi's husband, Tai Caihua. Ms. Shi disclaims beneficial ownership of those shares.
(6) Includes 116,720 shares held by Timothy P. Halter, the president and sole stockholder of Halter Financial Group, Inc.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         On June 1, 2004, we entered into two information service and cooperation agreements with Sifang Information, and one information service and cooperation agreement with Tianci. Pursuant to those agreements, Sifang Information and Tianci transmit all of our value-added information services to customers of China's various wireless receiver networks. The agreements have ten-year terms and we pay each of Sifang Information and Tianci a fee based on the costs the two companies incur for the transmission of our reformatted content. During the nine months ended September 30, 2004, we paid to Sifang Information $425,879 for transmitting value-added information pursuant to an information service and cooperation agreement between the Company and Sifang Information.

         During the normal course of our business, we incurred debt from related parties and loaned money to related parties, including Sifang Information, for financing purposes. In 2002, we borrowed funds from Sifang Information to start our mobile phone distribution business. At December 31, 2002, the outstanding balance of the loan was $604,062, and interest expense incurred on the borrowed amount was $36,245. During 2003, we paid off all outstanding balances and loaned certain amounts to Sifang Information, which amounts were repaid by Sifang Information before year end. We continued to borrow funds from and lend funds to Sifang Information, however, as of December 31, 2003, all such amounts had been repaid. Interest expense incurred on amounts borrowed from Sifang Information for the year ended December 31, 2003 was $12,082.

         We advanced $966,522 to Sifang Information for financing purposes on March 28, 2004. At March 31, 2004, the outstanding principal amount due from
Sifang Information was $966,522 and interest income on that amount was immaterial because the amount was advanced at the end of March 2004. Sifang Information repaid us the entire amount advanced, plus interest, on June 29, 2004.

         We purchased a building located at 689 Laoshandong Road, Shanghai, People's Republic of China 200120, from our related party, Shanghai Fude Industry Co., for a price of $910,925. This building now houses our technical team and our servers.

         On June 30, 2004, TCH signed an agreement with Sifang Information Co. Ltd. for developing a smart card information system related to citizen health and exercise. This project is approved by the Shanghai Municipal Government. Pursuant to the signed agreement, Sifang Information will develop smart card information system in terms of the specifications contained the design blueprint. This card can be used for accessing gym facilities and other approved, related health facilities under the program. In accordance with the financial terms of the signed agreement, Sifang Information will take care of expenses related to the smart card marketing and related customer after-market services. TCH will take care of expenses related to the detailed smart card information system design and development, hardware and software maintenance, and related information service. In return, TCH is entitled to share a major portion of the future revenue generated by this smart card information system. In order to initiate this project, TCH gave Sifang Information a line of credit of up to RMB20,000,000 (equivalent approximately $2,418,000) for financing its market promotion and penetration and deployment, with an interest rate based on the market interest rate (at September 30, 2004 the interest rate was 5%), interest payable monthly and principal to be repaid by Sifang Information no later than June 30, 2006 resulting in an estimated total expense of approximately RMB22,800,000 (equivalent of $2.7 million). The aforementioned
$2.4 million includes the outstanding balance of amounts due from Sifang of $2,140,607 as of September 30, 2004. The interest income incurred on the outstanding balance due from Sifang Information for the nine months ended September 30, 2004 was $ 30,205, based on 5% as the annual interest rate. Currently, TCH is engaging in the process of designing the sophisticated software for the card information system and preparing for the operating of the related hardware.

         In the beginning of the third quarter of 2004, TCH had not obtained all necessary government issued VAT invoices. As such, TCH was prohibited from selling cellular phones to third parties. In lieu, TCH sold Samsung and other brand GSM and CDMA mobile phones to Shantian and Sifang Information , two related parties. As of September 30, 2004 the accounts receivable (trade) balance due from Shantian and Sifang Information was $2,177,459.

         During the nine months ended September 30, 2004, we sold Samsung and other GSM mobile phones valued at $10,512,821 including a 3.6% mark-up to the Shanghai Shantian Telecommunication Technology Inc. (Shantian) and Sifang
Information, each a related party. As of September 30, 2004 the accounts receivable (trade) balance due from these parties was $2,177,459.

         On February 23, 2004, we sold 987,915 shares of restricted common stock for gross proceeds of $300,000, pursuant to a subscription agreement, to Halter Financial Group, Inc., an entity owned by Timothy P. Halter, a former member of the Board of Directors and the Company's former Chief Executive Officer. Additionally, in consideration for agreeing to serve as an officer and director of the Company, Timothy P. Halter was granted a warrant to purchase up to 131,722 shares of common stock of the Company. The warrant was exercised on June 14, 2004, and we received gross proceeds of $40,000 upon exercise.

         On February 23, 2004, we agreed to pay Little and Company Investment Securities, an entity owned by Glenn A. Little, our former controlling stockholder, officer and director, $30,000 in consulting fees related to the transaction discussed in the previous paragraph and in consideration for maintaining the corporate entity. To formalize this obligation, we issued a $30,000 non-interest bearing promissory note maturing on February 23, 2005. Concurrent with the transaction discussed in the previous paragraph, we and Little and Company Investment Securities executed an Exchange Agreement whereby we issued 98,792 shares of common stock in satisfaction of the outstanding promissory note.

         On June 23, 2004, we entered into a Stock Purchase Agreement with Halter Financial Group, Inc. pursuant to which we sold 166,667 shares of common stock of the Company in exchange for $190,000. Timothy P. Halter is the sole stockholder and President of Halter Financial Group, Inc. Pursuant to the Stock Purchase Agreement, we granted to Halter Financial Group, Inc. an option to require the Company to purchase up to 166,667 shares of common stock of the Company at a price of $1.14 per share, such option being exercisable at any time after the date that is six months after the Company files a registration statement on Form SB-2 with the SEC, registering the shares purchased by Halter Financial Group, Inc., up to and including the earlier of the date that such registration statement is declared effective by the SEC or Halter Financial Group, Inc.'s shares are eligible for resale under Rule 144 under the Securities Act of 1933.

                        DESCRIPTION OF OUR CAPITAL STOCK

         The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in our entirety by our Articles of Incorporation, as amended, and Bylaws as amended, and by the applicable provisions of Nevada law.

         The authorized capital stock of the company consists of 100,000,000 shares of common stock, having a par value of $0.001 per share.

         Common Stock. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

         The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has not declared a dividend during the two preceding fiscal years or during calendar 2004 and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

         All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

         Transfer Agent and Registrar. Our transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.


                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders and for each selling stockholder the number of shares of common stock beneficially owned as of December 20, 2004, and the number of shares being registered. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.

                                                                                       Percentage
                                      Shares of                        Shares of       Owned Upon
                                    Common Stock     Percentage      Common Stock     Completion of
   Selling Stockholders                Owned            Owned      to be Registered     Offering

Halter Financial Group, Inc.         1,154,567           6.8          1,154,567            -0-
John Zhang                             167,895            *             167,895            -0-
Marat Rosenberg                         57,367            *              34,367         38,000
Little & Company Investment
Securities                             192,259           1.1             64,763            *
Gary Evans                             175,439           1.0            175,439           -0-
Chinamerica Acquisition,
LLC                                    263,157           1.5            263,157           -0-
Chinamerica Fund, LP                   877,193           5.2            877,193           -0-

* Indicates less than 1%

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have 17,018,692 shares of common stock outstanding. A current stockholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company, will be required to comply with the resale limitations of Rule 144.

         Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                              PLAN OF DISTRIBUTION

         The 2,737,381 shares being offered by the selling stockholders may be sold or distributed from time to time by the selling stockholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

o        ordinary brokerage transactions, including long or short sales,
o transactions involving cross or block trades, or otherwise on the OTC Bulletin Board,
o purchases by brokers, dealers, or underwriters as principals and subsequent resale by the purchasers for their own accounts pursuant to this prospectus,
o sales "at the market" to, or through, market makers or into an existing market for the shares,

o sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or
o transactions involving any combination of the foregoing or any other legally available means.

         In addition, a selling stockholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also enter into options or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

         A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling stockholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

         Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $230,000.

         We have informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         There have been no changes in and/or disagreements with BDO Shanghai Zhonghua Certified Public Accountants, independent registered public accounting firm, on accounting and financial disclosure matters.

                                  LEGAL MATTERS

         Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for us and the selling stockholders by Jackson Walker L.L.P.

                                     EXPERTS

         The financial statements of the company included in this prospectus have been audited by BDO Shanghai Zhonghua Certified Public Accountants, independent registered public accounting firm, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in the company.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock offered in this offering prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                              FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm......................F-1

Consolidated Financial Statements

Balance Sheets as of December 31, 2002 and 2003, and September 30, 2004
   (Unaudited)...............................................................F-2

Statements of Income and Comprehensive Income for the Years Ended
   December 31, 2002 and 2003 and the Nine Months Ended September 30, 2003
   and 2004 (Unaudited)......................................................F-3

Statements of Shareholders' Equity for the Years Ended December 31, 2002
   and 2003 and Nine Months Ended September 30, 2004 (Unaudited).............F-4

Statements of Cash Flows for the Years Ended December 31, 2002
   and 2003 and the Nine Months Ended September 30, 2003 and 2004
   (Unaudited)...............................................................F-5

Notes to Financial Statements................................................F-6

             Report of Independent Registered Public Accounting Firm



The Board of Directors
Sifang Holdings Co. Ltd.

We have audited the accompanying consolidated balance sheets of Sifang Holdings Co. Ltd. (the "Company") as of December 31, 2002 and 2003 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sifang Holdings Co. Ltd., as of December 31, 2002 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                             BDO Shanghai Zhonghua
                                             Certified Public Accountants




Shanghai, PRC
June 1, 2004



                   CHINA DIGITAL WIRELESS, INC AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                                (In U.S. Dollars)
                                                                             December 31,
                                                                   ------------------------------   September 30,
                                                                        2002             2003            2004
                                                                   -------------    -------------   -------------
                                                                                                     (Unaudited)
ASSETS

Current assets:

   Cash and cash equivalents                                       $   1,193,690    $   1,713,748   $     127,066
   Note (trade) and accounts receivable, net of allowance for
     doubtful accounts by $30,143, $25,651, and $28,157                  572,711        2,363,327       2,075,228
   Trade receivable from a related party                                    --               --         2,177,459
Advances to employees, net of allowance for doubtful accounts by
$0, $659, and $356                                                          --             12,525           6,769
   Advances to vendors                                                      --             76,891         540,139
   VAT recoverable                                                       201,194           83,414          78,640
   Inventories                                                         1,169,223        1,591,223       1,069,408
   Deposits and prepaids                                                  37,178          248,288         332,867
   Deferred tax assets                                                     5,556            4,955           9,024
                                                                   -------------    -------------   -------------
Total current assets                                                   3,179,552        6,094,371       6,416,600
                                                                   -------------    -------------   -------------

Loan receivable from a related party                                        --               --         2,140,607
Escrow receivable                                                           --               --         1,500,000
Property and equipment, net                                            1,333,796        1,354,238       1,234,549
                                                                   -------------    -------------   -------------
Total assets                                                       $   4,513,348    $   7,448,609   $  11,291,756
                                                                   =============    =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                $        --      $     111,569   $       6,526
   Deferred revenue                                                       43,930          537,046         579,996
   Employee welfare payable                                               41,034           79,707
   VAT payable                                                              --               --             6,671
   Other taxes payable                                                    27,973           26,171         106,916
   Accrued liabilities                                                     1,046           22,919          53,295
   Amounts due to parent                                                 604,062             --              --
                                                                   -------------    -------------   -------------
Total current liabilities                                                718,045          764,945         833,111
                                                                   -------------    -------------   -------------
Total liabilities                                                        718,045          764,945         833,111
                                                                   -------------    -------------   -------------

Redeemable common stock, 0.001 par value; 1,482,456
   shares issued and outstanding, with a redemption
   price of $1.14 per share                                                 --               --         1,690,000
Commitments

Stockholders' equity:
   Common stock - $0.001 par value, 100,000 000 shares
     authorized, 13,782,636 shares and 15,536,236 shares
     issued and outstanding and additional paid-in capital                13,783           13,783          15,537
   Additional paid-in capital                                          1,436,217        1,436,217       2,541,456
   Retained earnings                                                   2,345,672        5,233,652       6,211,485
   Accumulated other comprehensive income (loss) - translation
     adjustments                                                            (369)              12             167
                                                                   -------------    -------------   -------------
 Total stockholder's equity                                             3,795,303        6,683,664       8,768,645
                                                                   -------------    -------------   -------------
Total liabilities and stockholders' equity                         $   4,513,348    $   7,448,609   $  11,291,756
                                                                   =============    =============   =============

          See accompanying notes to consolidated financial statements.


                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                (In U.S. Dollars)


                                             Years Ended December 31,       Nine Months Ended Sept. 30,
                                           ----------------------------    ----------------------------
                                               2002            2003            2003            2004
                                           ------------    ------------    ------------    ------------
                                                                            (Unaudited)     (Unaudited)
Revenues:
   Mobile phones distribution              $    520,325    $ 13,529,279    $ 10,968,075    $  4,914,465
   Mobile phone sales to a related party           --              --              --        10,512,821
   Service revenue, net                       3,403,082       3,503,099       2,351,449       2,467,990
                                           ------------    ------------    ------------    ------------
Total revenues                                3,923,407      17,032,378      13,319,524      17,895,276


Cost of goods sold                              527,458      12,424,454       9,988,095       4,526,396
Cost of goods sold to a related party              --              --              --        10,132,267
Cost of service                                 852,233         910,440         708,475         660,791
                                           ------------    ------------    ------------    ------------
Gross profit                                  2,543,716       3,697,484       2,622,954       2,575,822

Operating expenses:
   Selling                                      288,539         153,437         116,241         127,833
   General and administrative                   211,322         391,930         292,784       1,462,504
   Loss on disposal of fixed assets               4,168           5,361            --              --
                                           ------------    ------------    ------------    ------------
Total operating expenses                        504,029         550,728         409,025       1,590,337
                                           ------------    ------------    ------------    ------------


Income from operations                        2,039,687       3,146,756       2,213,929         985,485

Interest expense                                (36,245)        (12,082)        (10,873)         31,931
                                           ------------    ------------    ------------    ------------

Income before income taxes                    2,003,442       3,134,674       2,203,056       1,147,476

Income tax provision (benefit)                   (5,556)        246,694         165,229         169,643
                                           ------------    ------------    ------------    ------------

Net income                                 $  2,008,998    $  2,887,980    $  2,037,827         977,833
                                           ============    ============    ============    ============

Other comprehensive income (loss):
   Translation adjustments                 $       (252)   $        381    $       (119)   $        155
                                           ------------    ------------    ------------    ------------

Comprehensive income                       $  2,008,746    $  2,888,361    $  2,037,827    $    977,833
                                           ============    ============    ============    ============



          See accompanying notes to consolidated financial statements.


                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Years Ended December 31, 2002 and 2003 and Nine Months Ended September 30, 2004
                                (In U.S. Dollars)



                                        Common                                                     Accumulated
                                -----------------------------    Additional                           Other            Total
                                     Stock          Stock          Paid-in         Retained       Comprehensive    Shareholders'
                                    Shares          Amount         Capital         Earnings       Income (Loss)       Equity
                                -------------   -------------   -------------    -------------    -------------    -------------
Balance, January 1, 2002           13,782,636   $      13,783   $   1,436,217          336,674    $        (117)   $   1,786,557

Net income                               --              --              --          2,008,998             --          2,008,998

Translation adjustments                  --              --              --               --               (252)            (252)
                                -------------   -------------   -------------    -------------    -------------    -------------

Balance, December 31, 2002         13,782,636          13,783       1,436,217        2,345,672             (369)       3,795,303

Net income                               --              --              --          2,887,980             --          2,887,980

Translation adjustments                  --              --              --               --                381              381
                                -------------   -------------   -------------    -------------    -------------    -------------

Balance, December 31, 2003         13,782,636          13,783       1,436,217        5,233,652               12        6,683,664

Recapitalization and
   reorganization (unaudited)       1,585,705           1,586         308,465             --               --            310,051

Shares issued for consulting
   expense (unaudited)                167,895             168         604,254             --               --            604,422

Shares issued for proceeds
   of $190,000 (unaudited)            166,667            --           410,001             --               --            410,001

Shares issued for proceeds
   of $1.5 million(unaudited)       1,315,789            --              --               --               --               --

Offset by issuing cost
   (unaudited)                           --              --          (217,481)            --               --           (217,481)

Net income (unaudited)                   --              --              --            977,833             --            977,833

Translation adjustments                  --              --              --               --                155              155
                                -------------   -------------   -------------    -------------    -------------    -------------
Balance, June 30 2004              17,018,692   $      15,537   $   2,541,456        6,211,485    $         167    $   8,768,645
                                =============   =============   =============    =============    =============    =============












          See accompanying notes to consolidated financial statements.


                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents
                                (In U.S. Dollars)

                                                        Years Ended December 31,      Nine Months Ended Sept. 30,
                                                      ---------------------------     ---------------------------
                                                          2002            2003            2003            2004
                                                      -----------     -----------     -----------     -----------
                                                                                      (Unaudited)     (Unaudited)
Cash flows from operating activities:
   Net income                                         $ 2,008,998     $ 2,887,980     $ 2,037,827     $   977,833
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                        132,904         234,055         172,271         138,851
     Bad debt expenses                                     17,817             659           3,499           4,257
     Loss on disposal of fixed assets                       4,168           5,361            --              --
     Stock compensation                                      --              --              --         1,014,423
     Deferred tax assets                                   (5,556)            601           5,556          (4,069)
     Changes in assets and liabilities:
     Accounts receivables                                (356,298)     (1,790,616)       (251,770)     (1,891,866)
     Prepaids, deposit and advances to employees           13,372        (224,294)         34,218         (80,574)
     Advance to vendors                                      --           (76,891)     (1,153,961)       (463,248)
     Inventories                                       (1,169,223)       (422,000)     (1,403,365)        521,815
     Accounts payable                                        --           111,569         474,889        (105,043)
     Deferred revenue                                      (8,236)        493,116         235,579          42,950
     Employee welfare payable                              25,227          26,206          15,609          12,467
     VAT recoverable                                     (201,194)        117,780         201,194           4,774
     VAT payable                                             --              --              --             6,671
     Other taxes payable                                   19,079          (1,802)         49,309          80,745
     Accrued liabilities                                      714          21,873           9,223          30,376
                                                      -----------     -----------     -----------     -----------
Net cash provided by operating activities                 481,772       1,383,597         429,957         290,362
                                                      -----------     -----------     -----------     -----------
Cash flows from investing activities:
   Purchase of property, equipment, and software       (1,186,756)       (259,858)       (141,898)        (19,162)
   Decease (Increase) in due from parent                  604,113            --          (604,062)     (2,140,607)
                                                      -----------     -----------     -----------     -----------

Net cash provided by (used in) investing activities      (582,643)       (259,858)       (745,960)     (2,159,769)
                                                      -----------     -----------     -----------     -----------
Cash flows from financing activities:

   Recapitalization and reorganization                       --              --              --           310,051
   Proceeds from issuing redeemable common stock             --              --              --         1,690,000
   Escrow receivables                                        --              --              --        (1,500,000)
   Offset offering expense                                   --              --              --          (217,481)
   Increase (Decrease) in due to parent                   604,062        (604,062)           --              --
                                                      -----------     -----------     -----------     -----------

Net cash provided by (used in) financing activities       604,062        (604,062)           --           282,570
                                                      -----------     -----------     -----------     -----------

Foreign currency translation                                 (252)            381            (119)            155
                                                      -----------     -----------     -----------     -----------
Net increase in cash and cash equivalents                 502,939         520,058        (316,003)     (1,586,682)
Cash and cash equivalents, beginning of the period        690,751       1,193,690       1,193,690       1,713,748
                                                      -----------     -----------     -----------     -----------
Cash and cash equivalents, end of the period          $ 1,193,690     $ 1,713,748     $   877,687     $   127,066
                                                      ===========     ===========     ===========     ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest                                         $    36,245     $    12,082     $      --       $      --
     Income taxes                                            --           246,093            --              --
                                                      ===========     ===========     ===========     ===========


          See accompanying notes to consolidated financial statements.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 1 - ORGANIZATION AND BUSINESS BACKGROUND

Formation of Sifang Holdings Co. Ltd.

Sifang Holdings Co. Ltd. (the "Company") was incorporated in the Cayman Islands, established under the law of the Cayman Islands, on February 9, 2004 for the purpose of holding a 100% equity interest in TCH Data Technology Co. Ltd. ("TCH"). TCH was established as a foreign investment enterprise in Shanghai under the laws of People's Republic of China (the "PRC") on May 25, 2004 with a registered capital of $7.2 million.

Sifang Information Technology Co. Ltd. ("Sifang Information") is a Shanghai-based privately owned enterprise established under the laws of the PRC on August 14, 1998. Sifang Information conducts pager and mobile phone distribution and provides value-added information services to customers in the Shanghai metropolitan area. In March 2004, Sifang Information spun off its mobile phone distribution business and a majority of the value-added information services business by presenting a set of carve-out financial statements for the years ended December 31, 2002 and 2003 and three months ended March 31, 2004 as if the spin-off business had been a stand-alone company for two years and one quarter. On March 31, 2004 Sifang Information transferred this spin-off business into TCH. Being a receiving entity under common control, TCH initially recognized all the assets and liabilities transferred at their carrying amounts in the accounts of Sifang Information at the date of transfer under the guidance of SFAS No. 141, Appendix D. On May 25, 2004 Sifang Information transferred its 100% equity interest in TCH in exchange for a 100% equity interest in the Company. Because the three entities have the same group of ultimate owners and the three entities are under common control, the transfer of ownership is accounted for at historical costs under the guidance of SFAS No. 141, Appendix
D. Prior to May 25, 2004 there was no operating activities at Sifang Holdings. As a result of the ownership exchange between TCH and the Company, TCH's historical financial statements become the historical financial statements of the Company.

Because Sifang Information operates in a business segment: paging business in which the paging facilities are subject to certain restrictions imposed by the PRC government. PRC government regulations prohibit foreign investment enterprises from owning radio transmitting stations and transmitting equipment owned by Sifang Information. Therefore, Sifang Information still keeps a small part of its business and paging facility to comply with the relevant regulations and laws in China.

As a result of the spin-off, TCH is in the business of mobile phone distribution and provides pager and mobile phone (collectively "wireless receiver") users with access to certain  information  reformatted  by TCH. TCH  purchases  mobile phone products from first-tier distributors and sells to retailers with a mark-up. In the process of providing value-added information services through entering into monthly subscription agreements with various users, TCH purchases information from Shanghai Stock Exchange, comments and analysis on stock market provided by certain reputable security and investment companies, lottery information, weather forecasts, etc., and reformats the aforementioned information through decoding and recoding. The reformatted information is transmitted by Sifang Information via a service contract to pager users constantly and is stored in TCH's server in order for mobile phone users to dial in via China Mobile or China Unicom. By signing a monthly subscription agreement, wireless users are asked to make payment for three- or six-month subscription fees in advance.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)


NOTE 1 - ORGANIZATION AND BUSINESS BACKGROUND (Continued)

Recapitalization and Reorganization

On June 23, 2004, Boulder Acquisitions, Inc. (Boulder Acquisitions) entered into a stock exchange agreement with Sifang Holdings Co. Ltd. Pursuant to the stock exchange agreement, Boulder Acquisitions issued 13,782,636 shares of its common stock in exchange of 100% equity interest in Sifang Holdings Co. Ltd., making Sifang Holdings a wholly owned subsidiary of Boulder Acquisitions.

Boulder Acquisitions was incorporated under the laws of the State of Colorado on May 8, 1980 as Boulder Brewing Company (Boulder Brewing). Boulder Brewing was the successor to a general partnership formed in 1979. From the initial inception of the original partnership through 1990, Boulder Brewing was in the business of operating a microbrewery (generally defined as a brewery which produces less than 15,000 barrels per year) in Boulder, Colorado. During 1990, as a result of various debt defaults, Boulder Brewing's assets were foreclosed upon and the Company ceased all business operations. Boulder Brewing has effectively had no operations, assets or liabilities since its fiscal year ended December 31, 1990.

In September 2001, Boulder Brewing changed its state of Incorporation from Colorado to Nevada by means of a merger with and into Boulder Acquisitions, Inc., a Nevada corporation formed on September 6, 2001 solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation eliminated the provision for Boulder Acquisitions to issue preferred stock.

The above stock exchange transaction resulted in those shareholders of Sifang Holdings obtaining a majority voting interest in Boulder Acquisitions. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Consequently, the stock exchange transaction has been accounted for as a recapitalization of Sifang Holdings as Sifang Holdings has acquired controlling equity interest in Boulder Acquisitions, as of June 23, 2004. The reverse acquisition process utilizes the capital structure of Boulder Acquisitions and the assets and liabilities of Sifang Holdings are recorded at historical cost.

Sifang Holdings is the continuing operating entity for financial reporting purposes, and the financial statements prior to June 23, 2004 represent Sifang Holdings' financial position and results of operations. As of June 23, 2004, Boulder Acquisitions had only cash of $310,051, and shareholders' equity of $310,051 with 1,585,705 shares of common stock outstanding, all of which were included in the consolidated financial statements of Sifang Holdings. Please see the unaudited shareholders' equity statement for the period from January 1, 2004 to June 30, 2004. Although Sifang Holdings is deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of Boulder Acquisitions as the surviving corporation did not change. On August 6, 2004, Boulder Acquisitions, Inc. changed its name to China Digital Wireless, Inc.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The  Company's  financial  statements  have  been  derived  from the  historical financial statements and accounting records of Sifang Information using the historical results of operating results and historical basis of the assets and liabilities transferred to the Company in accordance with accounting principles generally accepted in the United States of America. Management believes that the assumptions underlying the accompanying financial statements are reasonable. However, the financial statements that derived from Sifang Information's financial records may not necessarily reflect the Company's results of operations and cash flows had the Company been a stand-alone company. Interim information may not be indicative of results for a full year.

In the carve-out process, the cost of sales included in the Company's financial statements is directly related to the product revenue. The cost of services is directly related to different types of service. The selling expenses are allocated based on the relationship between expense and revenue (such as commission) and payroll records. The general and administrative expenses allocated are mainly based on the hours management spent and payroll records. Income tax provision has been calculated on a separate company basis and is in line with the historical actual income tax provision at the Sifang Information level, assuming that all income taxes had been paid to Sifang Information and no income tax liability was in existence in the periods reported in the accompanying financial statements. Management believes that the costs, operating expense, interest expense, and income tax provision included in the Company's financial statements are a reasonable representation of the costs and expenses that would have been incurred if the Company had performed these functions as a stand-alone company.

The accompanying statements of income and comprehensive income and cash flows for each of the nine months ended September 30, 2003 and 2004, and balance sheet as of September 30, 2004, have not been audited. In the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the financial position and the results of operations for the periods presented. However, interim information may not be indicative of results for a full year.

Foreign Currency Translations and Transactions

The Renminbi ("RMB"), the national currency of PRC, is the primary currency of the economic environment in which the operations of TCH are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates TCH's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of TCH's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive loss - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in the statement of income for the reporting periods.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenues generated from sales of mobile phones are recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured.

The Company, through TCH, provides wireless receiver users with access to certain financial information provided by stock exchanges, comments and analysis on PRC based stock market activity provided by certain reputable security investment companies in China, lottery information, weather forecast, and other value added services through the execution of a monthly subscription agreement or through the purchase of a pre-charged service card. TCH purchases the aforementioned information from respected vendors, reformats it through decoding and recoding and transmits the reformatted information via Shanghai Sifang Information Technology Co., or Sifang Information to pager users. The information is constantly stored in the Company's server in order for mobile phone users to dial in via China Mobile or China Unicom. By signing a monthly subscription agreement, wireless receiver users need to make payments for a three- to six-month subscription in advance. TCH records the proceeds as deferred revenue and amortizes the deferred revenue over the subscription period. When customers buy a pre-charged service card, the Company records the proceeds as deferred revenue. When a customer starts to use this card to access the Company's server or starts to use a pager to access the aforementioned information, the Company identifies the subscription period and amortizes the deferred revenue over the subscription period.

In response to a retailer's request, the Company has an installing agent install the Company's software on mobile phones, which are owned by the retailer. The retailer sells these phones for a premium covering a fee to be paid to the installing agent and pre-charged six-month subscription fee to be paid to the Company. After a customer using such a phone dials into the server to access the desired information, the server records a unique identification number installed on the mobile phone which indicates that a specific phone user starts his or her subscription period. After the Company receives a detailed list from the installing agent regarding the number of phones that have been installed with the Company's software, the Company matches this information with a detailed list from the retailer setting forth how many such phones have been sold. Based on the number of such phones sold, the Company records accounts receivable and deferred revenue, correspondingly. At the date on which a customer starts to dial into the server, the six-month subscription period begins and the Company amortizes deferred revenue accordingly.

Since April 2004, the revenue generated from selling pre-charged cards has gradually decreased while the revenue generated through monthly subscription with China Mobile and/or China Unicom (collectively "Mobile Operators") has gradually increased as the Mobile Operators' billing systems have been enhanced. The Company's affiliates, Sifang Information and Shanghai Tianci Industrial Group Co., Ltd., or Tianci, contract with the Mobile Operators for the transmission of the Company's value-added information service. The Mobile Operators bill and collect from customers and then pass those fees (net of billing and collection service fees charged by the Mobile Operators) to Sifang Information and Tianci who in turn pass those fees to the Company. The Company recognizes net revenues based on the total amount paid by its customers, for which the Mobile Operators bill and collect on behalf of the Company. There is a time lag of a few months between the end of a particular service period and the date the Mobile Operators send out their billing statements due to the
segregated  billing  systems  of  each  provincial   subsidiary  of  the  Mobile
Operators.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



For the nine months ended September 30, 2004, approximately 13% of the Company's service revenue from mobile phone users is recognized based on monthly billing statements prepared by the provincial subsidiaries of the Mobile Operators. The Company has not recognized service revenue based on the records provided by its own server. In addition, the Mobile Operators charge a network usage fee based on a fixed per message fee multiplied by the excess of messages sent over messages received. This type service is not covered by a monthly service subscription and the Company has no control over whether it will incur. These network usage fees charged by the Mobile Operators are reflected as a part of cost of services in the financial statements. Network usage fees charged by the Mobile Operators are reduced for messages received by the Company because the Mobile Operators separately charge the sender a fee for these transmissions.

The Company currently records the mobile phone service revenue based on the amounts paid by its customers net of the Mobile Operators' service charge for billing and collection on behalf of the Company. According to EITF Issue No. 99-19, recognizing revenue on a net basis in this situation is appropriate if the Company does not act as a principal, in connection with the provision of its services. Factors which support a conclusion that the Company is not acting as a principal include:

         o limited ability to adjust the cost of services by adjusting the design or marketing of the service;
         o limited ability to determine prices, the Company must follow the price policy within ranges prescribed by Mobile Operators, and
         o        limited ability to assume risk of non-payment by customers.

The Company has very limited ability to adjust the ratio of our revenues to cost of services (which include the Mobile Operators' network usage fee, and other fees, if any). In addition, the majority of service revenue derived from mobile phone users is subject to the floor price for monthly service set by the Mobile Operators and the Company does no have an ability to negotiate with its customers. The Mobile Operators will normally make payments within several months after the Company receives the billing statement because it takes time for the Mobile Operators to collect payments from the Company's customers. Consequently, the Company actually bears less risk of non-payment by customers as Mobile Operators need to take care of their collections first. Only about 13% of the total service revenue derived from mobile phone users in the nine months ended September 30, 2004 was billed through the Mobile Operators' billing systems. Whereas, there are three items of mobile phone services over which the Company does have an ability to determine prices. The portion of this type of revenue was immaterial in the nine months ended September 30, 2004. Therefore, the Company has concluded that reporting net revenue billed through the Mobile Operators' billing systems is appropriate.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable, Employees Receivable, and Concentration of Credit Risk

During the normal course of business, the Company extends unsecured credit to its retail customers who are mainly located in Shanghai metropolitan area. Typically credit terms require payment to be made within 30 days of the sale. The Company does not require collateral from its customers. The Company maintains its cash accounts at credit worthy financial institutions. As of December 31, 2003 and March 31, 2004 accounts receivable resulting from the pre-charged fees were $1,788,974 and $2,263,419, respectively. The outstanding balance of $1,788,974 was collected in full in April 2004.

The Company regularly evaluates and monitors the creditworthiness of each customer on a case-by-case basis. The Company includes any account balances that are determined to be uncollectible, along with a general reserve, in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, the Company believes that its allowance for doubtful accounts was adequate as of December 31, 2002 and 2003 and as of September 30, 2004. However, actual write-offs might exceed the recorded allowance.

The Company advances cash to sales people for their travel and business activity needs. Under certain circumstances, the advances to employees might not be fully recovered by the Company. Accordingly, the Company also provides allowances against any doubtful accounts. The following table presents combined allowance activities in accounts receivable and advances to employees.

                                            December 31,
                                  -----------------------------    September 30,
                                       2002            2003             2004
                                  ----------------------------------------------
                                                                    (Unaudited)
Beginning balance                 $      12,326   $      30,143    $      26,310
Additions charged to expense             17,817             659            2,203
Actual write off                           --            (4,492)            --
Recovery                                   --              --               --
                                  -------------   -------------    -------------
Ending balance                    $      30,143   $      26,310    $      28,513
                                  =============   =============    =============

Inventories

Inventories consist principally of mobile phones manufactured by name brand manufactures with various features and are stated at the lower of cost (first-in, first-out) or market.

Rebates and Credits Receivable

In 2004 the Company's major vendor began providing sales rebates and credits if the Company fulfills certain sales volumes prescribed by the vendor in order to attract its distributors to sell more of its products. As a result, the Company is entitled to receive certain rebates and credits for the inventory held and sold by the Company within the specified period of time as defined by its vendor through submitting the necessary application forms. In general, once the vendor approves these applications, the amounts of these rebates and credits will be deducted from the Company's accounts payable to its vendor and decrease the cost of goods sold or inventory held correspondingly.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)




NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capitalization of Software Costs

The Company's software is developed by an independent third party to enable pager users to accept certain recoded information which is transmitted by the Company and enable mobile phone users to dial into the Company's server. The software is for internal use and gives the Company the ability to provide value added information services. In accordance with SOP 98-1, the Company capitalizes the external cost incurred to develop this internal-use software by an engineering company at the application development stage and amortizes that cost over the estimated economic life of the software (two or three years) which is consistent with the expected life of a particular type of mobile phone.

Property and equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the shorter of the estimated useful lives of the assets as follows:

         Buildings                                      20 years
         Software                                      2-3 years
         Vehicles and other equipment                  2-5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterment and renewals are generally capitalized in their respective property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected as an item before operating income (loss).

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. There was no impairment of long-lived assets in the years ended December 31, 2002 and 2003, and in the three months ended March 31, 2003 and 2004.

Fair Value of Financial Instruments

The carrying amount of cash, notes receivable, accounts receivable, other receivables, advances to vendor, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items. Loan receivable from a related party bear interest at 5% per annum which is similar to the market interest rate in China as of September 30, 3004.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Value Added Tax

TCH is subject to value added tax ("VAT") imposed by the PRC government on TCH's domestic product sales. The output VAT is charged to customers who purchase mobile phones from TCH and the input VAT is paid when TCH purchases mobile phones from its vendors. The VAT rate ranges from 13% to 17%, in general, depending on the types of products purchased and sold. The input VAT can be offset against the output VAT. The VAT payable or receivable balance presented on the Company's balance sheets represents the input VAT either less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a real receivable.

Employee Welfare and Retirement Benefits

The PRC has been undergoing significant reforms with regard to its employee welfare and fringe benefits administration. Any enterprise operating in the PRC is subject to government-mandated employee welfare and retirement benefit contribution as a part of operating expense to State Administration of Labor Affairs. In accordance with PRC laws and regulations, TCH participates in a multi-employer defined contribution plan pursuant to which TCH is required to provide employees with certain retirement, medical and other fringe benefits. PRC regulations require TCH to pay the local labor administration bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The local labor administration bureau, which manages various investment funds, will take care of employee retirement, medical and other fringe benefits. TCH has no further commitments beyond its monthly contribution. TCH contributed a total of $39,945, $58,501, $25,766, and $19,951 to these funds as part of selling, general and administrative expenses for years ended December 31, 2002 and 2003 and nine months ended September 30, 2003 and 2004, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No 109, "Accounting for Income Taxes" ("SFAS No. 109"), issued by the FASB. SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

TCH is registered at Pudong District in Shanghai and subject to a favorable income tax rate of 15% compared to a normal income tax rate of 33% under current PRC tax laws. However, Sifang Information registered in the Shanghai downtown area and has been treated by the Shanghai Municipal Administration of Labor as an enterprise that provides unemployed and handicapped people with jobs. Accordingly, Sifang Information is entitled to be subject to a favorable income tax rate of 15% and qualifies for income tax exemption for three years from January 1, 2000 to December 31, 2002, and 50% of income tax reduction for three years from January 1, 2003 to December 31, 2005. The income tax provisions presented on the Company's financial statements are based on the historical actual income tax rates of Sifang Information at 0%, 7.5% and 7.5%. The deferred tax assets are determined based on the historical income tax rates applicable at the Sifang Information level.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)




NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

There is no income tax for companies domiciled in the Cayman Islands. Accordingly, the Company's financial statements do not present any income tax provisions related to Cayman Islands tax jurisdiction.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), issued by the FASB. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income
(loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of income and comprehensive income. Comprehensive income (loss) is comprised of net income and all changes to stockholders' equity except those due to investments by owners and distributions to owners.

Earnings (Loss) Per Share

The Company presents earnings per share in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). The statement replaces the calculation of primary and fully diluted earnings
(loss) per share with basic and diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share. The Company has no any potential common share equivalents as of September 30, 2004.

Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46, as amended by FIN 46(R), issued in January 2003, requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling financial interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from other parties. The provisions of FIN 46(R) are applicable for fiscal years ending after December 15, 2004. The Company does not have any variable interest entities that must be consolidated.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 3 - Equity Transactions

On June 23, 2004 the Company issued 167,895 share of its common stock to a consultant in lieu of cash payment. The trading price on June 23, 2004 was $3.60 per share; accordingly, the fair value of 167,895 shares was $604,422.

On June 23, 2004, the Company issued 166,667 share of its common stock to an existing stockholder at a price of $1.14 per share in exchange for gross proceeds of $190,000 based on a stock purchase agreement. Pursuant to the signed stock purchase agreement, the Company granted to the existing stockholder an option which requires the Company to purchase the aforementioned 166,667 shares of common stock at a price of $1.14 per share, such option being exercisable at any time after the date that is six months after the Company files a registration statement on Form SB-2 with the SEC, registering the shares purchased by the existing stockholder, up to and including the earlier of the date that such registration statement is declared effective by the SEC or the existing stockholder's shares are eligible for resale under Rule 144 under the Securities Act of 1933. According to Topic D-98 from SEC, "Classification and Measurement of Redeemable Securities," the Company believes that these shares should be presented outside the permanent equity section; however, these shares should be considered to be included in determining basic earnings per share as there was no contingency surrounding these underlying shares. In the above transaction of issuing 166,667 shares incurred on June 23, 2004, the trading price on that day was $3.60 per share. Due to the nature of this insider transaction, the difference between the price of $1.14 per share and the price of $3.60 per share was recorded as deemed compensation to an existing stockholder by presenting the increase of $410,001 in additional paid-in capital and the increase of $410,001 in general and administrative expenses.

On June 28, 2004, the Company issued, in aggregate, 1,315,789 of its common stock to three investors at a price of $1.14 per share in exchange for gross proceeds of $1,500,000 based on respective stock purchase agreements. Pursuant to the signed stock purchase agreements, the Company granted to each of three investors an option which requires the Company to purchase the aforementioned 1,315,789 shares, in aggregate, at a price of $1.14 per share, such option being exercisable at any time after the date that is six months after the Company files a registration statement on Form SB-2 with the SEC, registering the shares purchased by the existing stockholder, up to and including the earlier of the date that such registration statement is declared effective by the SEC or the existing stockholders' shares are eligible for resale under Rule 144 under the Securities Act of 1933. As of September 30, 2004, the proceeds of $1.5 million were kept in an escrow. Due to the uncertainty of when a Form SB-2 will be declared effective, the Company treated this escrow receivable as a long-term assets instead of a current asset. According to Topic D-98 from SEC, "Classification and Measurement of Redeemable Securities," the Company believes that these shares should be presented outside the permanent equity section; however, these shares should be considered to be included in determining basic earnings per share as there was no contingency surrounding these underlying shares.

The Company incurred issuing expense of $217,481 (mainly audit and legal expense) and accounted it for a reduction to additional paid-in capital.

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 4 - PROPERTY AND EQUIPMENT

A summary of property and equipment at cost is as follows:

                                            December 31,
                                 ------------------------------    September 30,
                                      2002             2003             2004
                                 -------------    -------------    -------------
                                                                    (Unaudited)

Buildings                        $     943,300    $     943,368    $     943,380
Software                               222,858          391,660          461,187
Vehicles                                  --             65,484           65,484
Other equipment                        414,562          424,891          452,401
                                 -------------    -------------    -------------
                                     1,580,720        1,825,403        1,922,452
Accumulated depreciation              (246,924)        (471,165)         687,903
                                 -------------    -------------    -------------
                                 $   1,333,796    $   1,354,238    $   1,234,549
                                 =============    =============    =============


The depreciation and amortization for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 was $132,904, $234,055, $172,271, and $138,851, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company had certain transactions with Sifang Information during the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, summarized as follows:

In accordance with terms contained in a signed service agreement between TCH and Sifang Information giving TCH the right to use Sifang Information's paging facility (which may not be owned by foreign investors at the present time) to transmit the reformatted information, the Company paid service fees of RMB4, 700,000 (equivalent approximately $567,840) in each of the years ended December 31, 2002 and 2003, and RMB 3,524,838 (equivalent approximately $425,877 in each of the nine months ended September 30, 2003 and 2004.

During the normal course of business, TCH incurred due to and due from Sifang Information for financing purposes. In 2002 TCH used funds from Sifang Information to start its mobile phone distribution business. The outstanding balance due to this related party was $604,062 at December 31, 2002 and interest expense incurred on the amount due to parent for the year ended December 31, 2002 was $36,245.

During 2003, TCH paid off all outstanding balances and lent certain funds to Sifang Information which was repaid before December 31, 2003. There were a couple of borrowing and lending transactions between TCH and Sifang Information in 2003, however, the outstanding balance of due to parent and due from parent at December 31, 2003 was $0 whereas interest expense incurred on the amount due to parent for the year ended December 31, 2003 was $12,082.

During the nine months ended September 30, 2004, TCH sold Samsung and other GSM and CPMA mobile phones valued at $10,512,821 including a 3.6% mark-up to the Shanghai Shantian Telecommunication Technology Inc. (Shantian) and Sifang
Information, each a related party. As of September 30, 2004 the accounts receivable (trade) balance due from Shantian and Sifang Information was $2,177,459.


                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 5 - RELATED PARTY TRANSACTIONS (Continued)

On June 30, 2004 TCH signed an agreement  with Sifang  Information  Co. Ltd. For developing  a smart  card  information  system  related  to  citizen  health and exercise.  This project has been approved by the Shanghai Municipal  Government.
Pursuant to the signed  agreement,  Sifang  Information  will develop smart card
information  system  in  terms  of  the  specifications   contained  the  design
blueprint. This card can be used for accessing gym facilities and other approved and  related  health  facilities  under  the  program.  In  accordance  with the financial terms on the signed  agreement,  Sifang  Information will take care of expenses related to the smart card marketing and related  customer  after-market services.  TCH will take care of  expenses  related to the  detailed  smart card information  system design and development,  hardware and software  maintenance, and related  information  service.  In return,  TCH is entitled to share a major portion of the future revenue  generated by this smart card information  system.
In order to initiate this project,  TCH gave Sifang Information a line of credit up to RMB20 million  (equivalent  approximately  $2.4 million) for financing its market promotion and penetration and deployment,  with an interest rate based on the market  interest  rate (at  September  30, 2004 the  interest  rate was 5%), interest payable monthly and principal shall be repaid by Sifang  Information no later  than June 30,  2006  resulting  in an  estimated  total  expense of RMB40 million  (equivalent of $4.8 million).  The aforementioned $2.4 million includes the outstanding balance of amounts due from Sifang of $2,140,607 as of September
30,  2004.  The interest  income  incurred on the  outstanding  balance due from
Sifang  Information  for the nine months ended  September  30, 2004 was $30,205, based on the interest rate of 5% per annum.

NOTE 6 - INCOME TAXES

The income (loss) generated in the Cayman Islands and the PRC before income taxes in 2002 and 2003, and the nine months ended September 30, 2003 and 2004, was as follows:

                                                                      Nine Months Ended
                                        Years Ended December 31,        September  30,
                                       -------------------------   -------------------------
                                           2002          2003          2003          2004
                                       -----------   -----------   -----------   -----------
                                                                   (Unaudited)   (Unaudited)
Loss in the U.S. before income taxes   $      --     $      --     $      --     $(1,114,423)
Income in China before income taxes      2,003,442     3,134,674     2,037,827     2,092,256
                                       -----------   -----------   -----------   -----------
                                       $ 2,003,442   $ 3,134,674   $ 2,037,827   $   977,833
                                       ===========   ===========   ===========   ===========


                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)




NOTE 6 - INCOME TAXES (Continued)

The income tax provision was as follows:

                                                          Nine Months Ended
                          Years Ended December 31,          September 30,
                          -------------------------   -------------------------
                             2002           2003         2003           2004
                          ----------     ----------   ----------     ----------
                                                      (Unaudited)    (Unaudited)
Current:
   Cayman Island          $     --       $     --     $     --       $     --
   China                        --          246,093      159,673        173,712
                          ----------     ----------   ----------     ----------
Deferred:
   Cayman Island                --             --           --             --
    China                     (5,556)           601        5,556         (4,069)
                          ----------     ----------   ----------     ----------
                          $   (5,556)    $  246,694   $  165,229     $  169,643
                          ==========     ==========   ==========     ==========


TCH is subject to taxation under the laws of the PRC, and the statutory income tax rate for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2004 was 0%, 7.5% and 7.5%, respectively. The income tax provision for 2002 was based on pretax income of $2,003,442 and adjusted by permanent differences of $146,285 with an income tax rate at 0%. The income tax provision for 2003 was based on a pretax income $3,134,674 and adjusted by permanent differences of $154,557 with an income tax rate at 7.5%. In the nine months ended of September 30, 2003 and 2004, income tax expense was $165,229 and $169,643, respectively, based on pre tax income of $2,203,056 and $1,147,476, respectively, with a projection that there were no or little permanent and temporary differences for income tax purpose.

The difference  between the effective  income tax rate and the expected  federal statutory rate was as follows:
                                                                Nine Months Ended
                                Years Ended December 31,          September 30,
                                -------------------------   -------------------------
                                   2002           2003         2003           2004
                                ----------     ----------   ----------     ----------
                                                           (Unaudited)     (Unaudited)

Statutory rate                        33.0%          33.0%        33.0%        33.0 %
Income tax holiday                   (33.0)         (25.5)       (25.5)         (25.5)
Permanent differences                 (0.3)           0.4       --             --
Change in valuation allowance         --             --           --             --
                                ----------     ----------   ----------     ----------

Effective income tax rate             (0.3)%          7.9%         7.5%           7.5%
                                ==========     ==========   ==========     ==========

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)




NOTE 6 - INCOME TAXES (Continued)

The primary components of temporary differences which give rise to the Company's deferred tax assets were as follows:

                                            December 31,
                                   -----------------------------   September 30,
                                        2002            2003            2004
                                   -------------   -------------   -------------
                                                                    (Unaudited)

Allowance for receivables          $       2,261   $       1,973   $       2,139
Accrued liabilities                        3,295           2,982           6,885
                                   -------------   -------------   -------------
                                           5,556           4,955           9,024
Valuation allowance                         --              --              --
                                   -------------   -------------   -------------
Net deferred tax assets            $       5,556   $       4,955   $       9,024
                                   =============   =============   =============


NOTE 7 - COMMITMENTS

In order for TCH to provide value-added information services to pager users located in Shanghai and provinces in the Shanghai vicinity, TCH needs to use certain frequency transmitting equipment and relevant other equipment (collectively "paging facilities') which are prohibited to be owned by a foreign investment enterprise. As a result, TCH entered into a service agreement with Sifang Information pursuant to which Sifang Information provides TCH with the radio signal transforming service and other services on an annual basis. The total service expenses for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 were approximately $567,840, $567,840, $425,877 and $425,877, respectively. The service agreement will continued to be effective and be renewed on annual basis until PRC laws and regulations allow foreign investment enterprises to own these paging facilities.

Operating Leasing Commitment

TCH has an operating lease with Shanghai Tianci Real Estate Co. Ltd. (one of its related parties) to lease one of its apartments (250 square meters) as a management office. The leasing agreement runs from May 1, 2003 to April 30, 2008. The annual rent is RMB340,000 (equivalent $41,078). The rental expense incurred for the Company for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 was $0 (the rental incurred at the Sifang Information level was proportionally charged to TCH as a service charge under the co-operation agreement), $27,385, $17,116 (the same reason as aforementioned) and $30,808, respectively.

Future minimum payments required under the operating lease which has a remaining lease term in excess of one year at December 31, 2003 are as follows:

      December 31,                                                       Amount
-------------------------                                             ----------
         2004                                                         $   41,078
         2005                                                             41,078
         2006                                                             41,078
         2007                                                             41,078
         2008                                                             13,693
                                                                      ----------
                                                                      $  178,005
                                                                      ==========


                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)



NOTE 8 - SEGMENT REPORTING

The Company currently operates in two principal business segments. Management believes that the following table presents the useful information to the chief operation decision makers for measuring business performance and financing needs and preparing the corporate budget, etc. The company's accounting systems do not capture the total assets for each segment. As most of the Company's customers are located in the Shanghai metropolitan area and the Company's revenues are generated in Shanghai, no geographical segment information is presented.


                                     Mobile Phone    Mobile Phone    Beep Pagers
                                     Distribution      Service         Service        Corporate       Total
                                     ------------    ------------    ------------   ------------   ------------
2002
Revenue                              $    520,325    $      6,957    $  3,396,125   $       --     $  3,923,407
Gross margin                               (7,133)        (39,262)      2,590,111           --        2,543,716
Inventory                               1,169,223            --              --             --        1,169,223
Fixed assets                                 --           390,496            --          943,300      1,333,796
Expenditures for long-lived assets           --           243,456            --          943,300      1,186,756
assetsassetsassassets

2003
Revenue                              $ 13,529,279    $  1,297,323    $  2,205,776   $       --     $ 17,032,378
Gross margin                            1,104,825       1,082,003       1,510,656           --        3,697,484
Inventory                               1,591,223            --              --             --        1,591,223
Fixed assets                                 --           455,680            --          898,558      1,354,238
Expenditures for long-lived assets           --           194,374            --           65,484        259,858

Nine months ended
September 30, 2003
  (Unaudited)
Revenue                              $ 10,968,075    $    394,965    $  1,956,484   $       --     $ 13,319,524
Gross margin                              768,623         231,138       1,411,836           --        2,622,954
Inventory                               2,572,681            --              --             --        2,572,681
Fixed assets                                 --           393,707            --          909,716      1,303,423
Expenditures for long-lived assets           --           141,898            --             --          141,898

Nine months ended
September 30, 2004
  (Unaudited)
Revenue                              $ 15,427,286    $  1,828,041    $    639,949   $       --     $ 17,895,276
Gross margin                              768,623       1,677,141         130,058           --        2,575,822
Inventory                               1,069,408            --              --             --        1,069,408
Fixed assets                                 --           369,588            --          861,961      1,234,549
Expenditures for long-lived assets           --            19,162            --             --           19,162

                   CHINA DIGITAL WIRELESS, INC. AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (Information for Nine Months Ended September 30, 2003 and 2004 is Unaudited)
                                (In U.S. Dollars)




NOTE 9 - CONCENTRATION OF CUSTOMERS AND VENDORS

Customers and vendors who account for 10% or more of revenues, accounts receivable, purchases and accounts payable are presented as follows:

                                          Accounts                    Accounts
                            Revenue      Receivable    Purchases       Payable
                           ----------    ----------    ----------    ----------
2002

Customer A                          8%           57%         --            --

Vendor A                         --            --              98%            0%

2003
Customer Z                         16%            2%         --            --
Customer Y                         14%            2%         --            --
Customer X                         12%            1%         --            --
Customer W                          7%           79%         --            --

Vendor T                         --            --              36%            0%
Vendor S                         --            --              31%            0%
Vendor X                         --            --              23%            0%

Customer A

The Company provided value-added paging service to Customer A, which was another paging service provider in Jiangsu province. The paging service revenue was collected on a semiannual basis pursuant to the terms of the service agreement signed between the Company and Customer A. The outstanding receivable balance was collected in full amount in 2003.

Customer W

Customer W actually is an installing agent who installed the Company's software per a retailer's request on the retailer's mobile phones. The retailer in turn sells its mobile phones at a premium. In terms of the signed agreement between the Company and the installing agent, the installing agent should be responsible for collection from the retailer and then pay the Company according to the terms of the agreement on a semiannual basis. The outstanding balance for the year ended December 31, 2003 was collected in full in April 2004.

During the nine months ended September 30, 2004, the Company generated approximately $10.5 million of sales of mobile phones to related parties, which accounted for approximately 59% of total revenue for the nine months ended September 30, 2004.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

         The company's Articles of Incorporation, filed as Exhibit 3.1 hereto, provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the company. The effect of these provisions is potentially to indemnify the company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the company. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of the law;
         (b)      unlawful distributions; or
         (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

         The Bylaws of the company, filed as Exhibit 3.2 hereto, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office.

         The company's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution

         Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                Amount
SEC registration fee                        $     1,529.50
Printing and engraving expenses*            $     5,000.00
Professional fees and expenses*             $   200,000.00
Transfer agent's and registrar's fees and
     expenses*                              $     1,500.00
Miscellaneous*                              $     2,500.00

Total*                                      $   226,529.50

------------------------
*Estimates

         The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

         Set forth below is information regarding the issuance and sales of the company's securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

         On February 23, 2004, the company sold 987,915 shares of restricted common stock for gross proceeds of $300,000, pursuant to a subscription agreement, to Halter Financial Group, Inc., an entity owned by Timothy P. Halter, a former member of the Board of Directors and the Company's former Chief Executive Officer. Additionally, in consideration for agreeing to serve as an officer and director of the Company, Timothy P. Halter was granted a warrant to purchase up to 131,722 shares of common stock of the company.

         On February 23, 2004, the company agreed to pay Little and Company Investment Securities, an entity owned by Glenn A. Little, its former controlling stockholder, officer and director, $30,000 in consulting fees related to the transaction discussed in the previous paragraph and in consideration for maintaining the corporate entity. To formalize this obligation, the company issued a $30,000 non-interest bearing promissory note maturing on February 23, 2005. Concurrent with the transaction discussed in the previous paragraph, the company and Little and Company Investment Securities executed an Exchange Agreement whereby the company issued 98,792 shares of common stock in satisfaction of the outstanding promissory note.

         On June 23, 2004 the company issued 167,895 share of its common stock to a consultant in lieu of cash payment.

         On June 23, 2004, the company issued 166,667 share of its common stock to an existing stockholder at a price of $1.14 per share in exchange for gross proceeds of $190,000 based on a stock purchase agreement.

         On June 28, 2004, the Company issued, in aggregate, 1,315,789 of its common stock to three investors at a price of $1.14 per share in exchange for gross proceeds of $1,500,000 based on respective stock purchase agreements.

         The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales. Other than the securities mentioned above, we have not issued or sold any securities.

                                    EXHIBITS

        Exhibit
        Number                    Description
          3.1*             Articles of Incorporation of the Registrant.

          3.2**            Second Amended and Restated Bylaws of the Registrant.
          4.1****          Common Stock Specimen.

          5.1+             Legal Opinion of Jackson Walker L.L.P.

         10.1** Securities Exchange Agreement by and among Boulder Acquisitions, Inc., Sifang Holdings Co., Ltd. and the stockholders of Sifang Holdings Co., Ltd. dated effective as of June 23, 2004.

         10.2*** Information Service and Cooperation Agreement by and among Shanghai Sifang Information Technology Co. Ltd. and Shanghai TCH Data Technology Co. Ltd. dated as of June 1, 2004.

         10.3*** Information Service and Cooperation Agreement by and among Shanghai Sifang Information Technology Co. Ltd. and Shanghai TCH Data Technology Co. Ltd. dated as of June 1, 2004.

         10.4*** Information Service and Cooperation Agreement by and among Shanghai Sifang Information Technology Co. Ltd., Shanghai Chengao Industrial Co. Ltd. and Shanghai TCH Data Technology Co. Ltd. dated as of June 1, 2004.

         10.5*** Information Service and Cooperation Agreement by and among Shanghai Tianci Industrial (Group), Co. Ltd. and Shanghai TCH Data Technology Co. Ltd. dated as of June 1, 2004.

         10.6*** Business and Related Assets Transfer Agreement between Shanghai Sifang Information Technology Co. Ltd. and Shanghai TCH Data Technology Co. Ltd. dated as of May 26, 2004.

         10.7**            Stock  Purchase   Agreement  by  and  between  Halter
                           Financial Group, Inc. and Boulder Acquisitions, Inc. dated as of June 23, 2004.

         10.8** Stock Purchase Agreement by and between Chinamerica Fund, LP and Boulder Acquisitions, Inc. dated as of June 28, 2004.

         10.9** Stock Purchase Agreement by and between Chinamerica Acquisition, LLC and Boulder Acquisitions, Inc. dated as of June 28, 2004.

         10.10** Stock Purchase Agreement by and between Gary Evans and Boulder Acquisitions, Inc. dated as of June 28, 2004.

         21.1****          Subsidiaries of the Registrant.

         23.1              Consent of Independent  Registered  Public Accounting
                           Firm.

         23.2+             Consent of Jackson  Walker  L.L.P.  (filed as part of
                           Exhibit 5.1).

         24.1**** Power of Attorney Reference is made to page II-5 of the Registration Statement.

+        To be filed by amendment
*        Previously  filed as an exhibit to the  Registrant's  Annual  Report on
         Form 10-KSB for the fiscal year ended December 31, 2001, which was filed with the Commission on January 28, 2002, and which is incorporated herein by reference.

** Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated July 8, 2004, and which is incorporated herein by reference.
*** Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 2004 as filed with the Commission on August 23, 2004, and which is incorporated herein by reference.
**** Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 as filed with the Commission on November 12, 2004, and which is incorporated herein by reference.


                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
         (b) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) and any deviation from the high or low end of the estimated maximum range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, People's Republic of China. China Digital Wireless, Inc.

China Digital Wireless, Inc.

By: /s/ Tai Caihua                                         Date: January 3, 2005
   ---------------------------------------
   Tai Caihua, President and Chairman of the Board

By: /s/ Lu Quin                                            Date: January 3, 2005
   ---------------------------------------
   Lu Quin, Chief Financial Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.


By:         *                                              Date: January 3, 2005
   Tai Caihua, Director

By:         *                                              Date: January 3, 2005
   Shi Ying, Director

By:         *                                              Date: January 3, 2005
   Huang Tianqi, Director

By:         *                                              Date: January 3, 2005
   Jing Weiping, Director

By:         *                                              Date: January 3, 2005
   Mao Ming, Director

By:         *                                              Date: January 3, 2005
   Song Jing, Director

By:         *                                              Date: January 3, 2005
   Fu Sixing, Director

By:         *                                              Date: January 3, 2005
   Yu Ruijie, Director

By:         *                                              Date: January 3, 2005
   Zhang Xiaodong, Director

By:         *                                              Date: January 3, 2005
   Huang Wei, Director


* By: /s/ Tai Caihua                                       Date: January 3, 2005
    -------------------------------
    Tai Caihua, As Attorney-in-fact



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